UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

Dear Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders on Wednesday, May 24, 2017. Our meeting will be held at 10:00 a.m., local time, at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577.

As your Board, we welcome this opportunity to communicate with you. In stewarding your Company, we seek to achieve long-term, sustainable performance and create value through the right business strategies, prudent risk management, effective corporate governance practices and executive compensation programs, and well-functioning talent and succession planning. We would like to highlight a few areas of particular significance for the Board this past year:

2016: A Truly Historic and Transformative Year

2016 was a truly historic and transformative year for Atlas Air Worldwide.

In keeping with our commitment to drive value for our shareholders and our vision to be our customers’ most trusted partner, we capitalized on several strategic opportunities to further strengthen our position as the leader in international aviation outsourcing.

We also delivered strong share performance in 2016. Our shares rose more than 26%, reflecting our growth initiatives and our increasing alignment with the fast-growing express and e-commerce markets.

In April, we acquired Southern Air Holdings, Inc. (“Southern”) in a highly complementary transaction that expands our platform into 777 and 737 operations and provides our customers with access to a broader array of aircraft and operating services.

A month later, we reached agreement to provide air transport services for leading e-commerce retailer Amazon.com, Inc. (“Amazon”). In addition to leasing twenty 767-300 freighters to Amazon and operating them in support of package deliveries to its customers, our arrangements provide for future growth of the relationship as Amazon may increase its business with us.

Also in 2016, we completed an agreement to operate a 747-400 freighter for Nippon Cargo Airlines, with an opportunity for additional aircraft in the future. Similarly, we entered into an agreement in early 2017 to operate one of our 747-400 freighters for Asiana Cargo.

While expanding our customer base and presence in key markets, we continued to focus on strengthening relationships with our current valued customers.

For example, we entered a five-year agreement with FedEx Express to provide five 747-400 freighter aircraft for its peak flying seasons beginning in 2017. We have worked closely and successfully with FedEx for many years, but this agreement allows both companies to plan for the longer term.

2016 ended on a strong note, capped by a fourth quarter in which we delivered record revenue, a significant increase in reported earnings and record adjusted earnings while generating both sequential and year-over-year improvements in our block-hour volumes and margins.

Both operationally and financially, our full-year results were driven by the strength of our ACMI and Charter businesses, the annuity-like contribution of our Dry Leasing operations, ongoing efficiency and productivity initiatives, and a disciplined balance sheet focus.

On a reported basis, income from continuing operations, net of taxes, totaled $42.6 million, or $1.70 per diluted share. On an adjusted basis, income from continuing operations, net of taxes, totaled $114.3 million, or $4.50 per diluted share in 2016*. These results reflected better contributions and synergies from Southern than originally anticipated. Results also reflected the impact of startup expenses and initial warrants related to our new service for Amazon, which we expect to become accretive in 2017 and to be meaningfully accretive to our earnings and cash flows over time.

Shareholder Outreach and Responsiveness

In 2016, we continued to ramp up our shareholder engagement practices, including actively reaching out to holders representing over 75% of our outstanding shares to better understand their perspectives and consider ideas for further improvements to our corporate governance practices, executive compensation programs, business strategy and performance, capital allocation strategy and public disclosures. This specifically targeted engagement is done in parallel with our ongoing investor relations outreach.

At the Board level, we continue to take shareholder viewpoints under careful consideration when reviewing and refining our programs, communications, and disclosures.

As a result, our current corporate governance and executive compensation practices reflect an ongoing constructive dialogue with our shareholders as well as corporate governance best practices. A few recent examples of these practices at work include the proactive adoption of proxy access provisions to our by-laws, enhanced and expanded disclosure in our proxy statement, engagement of a new independent compensation consultant, changes to our named executive officers’ (“NEOs’”) performance compensation goal mix and goal levels under our Annual Incentive Plan, implementation of a majority voting requirement to elect Directors in uncontested elections, rotation of certain Board Committee Chairs and continued Board and Audit Committee and Compensation Committee refreshment.

Board Leadership and Governance Update

Over the past two years, we have continued our commitment to best-in-class corporate governance practices, with a particular focus on maintaining the right balance of skills, experience, and diversity on our Board. As a result of our regular evaluation of the composition of the Board and its Committee leadership, and given the increasing focus by investors on board composition and refreshment, we are pleased to report that we have added a new independent director, Charles F. Bolden, Jr., to our Board in 2017, following the election of two new Directors, Bobby J. Griffin and John K. Wulff, in 2016. These three individuals bring complementary perspectives and experiences that further align the Board’s skills and expertise with the Company’s long-term business strategy. In the last three years, we have also refreshed the independent Chairman of our Board and the Chairs of our Audit Committee and Compensation Committee. We anticipate refreshing our remaining Committee Chair (the Nominating and Governance Committee) at the organizational meeting of the Board immediately following the Annual Meeting. The Board monitors and stays abreast of evolving market best practices in corporate governance, and we engage with and respond to shareholders based on their feedback and shape our practices and policies to ensure that we maintain a strong and well-balanced corporate governance structure.

Continued Alignment of Strategy, Performance and Executive Compensation

Our strong 2016 financial and operating results are a reflection of our continued efforts to remain a leader in international aviation outsourcing. During 2016, key accomplishments included the immediately accretive acquisition of Southern, the agreement with Amazon to lease and operate 20 767-300 aircraft, expanded relationships with several existing customers, including DHL and FedEx, and the establishment of relationships

*	Adjusted Diluted EPS and adjusted income from continuing operations, net of taxes, are non-GAAP measures. A reconciliation to the most directly comparable GAAP measures is contained in Exhibit A attached hereto.

with new customers, including Nippon Cargo Airlines and Asiana Cargo. Our long-term strategy is to move more deeply into the fast-growing integrator-express and e-commerce markets. Driving our execution of this strategy are an experienced, dedicated team of employees focused on our customers’ expectations; a modern, superior fleet tailored to meet our customers’ unique needs; a broad array of value-added, global operating services; and a solid financial structure.

Our 2016 executive compensation programs were thoughtfully structured to align with and drive our operational performance and support the achievement of our financial targets. Shareholder feedback has been and will continue to be influential in shaping both our governance and executive compensation practices.

Environmental, Social and Governance Issues

At AAWW, we are dedicated to serving our customers and the communities in which we operate. Fulfilling this commitment dictates that we build a vibrant, innovative organization that satisfies our customers’ needs and delivers value to our shareholders. Effectively addressing environmental, social and governance issues is a key part of building a premier organization. Doing so means maintaining sound business practices that (1) are designed to earn customer trust and support and maintain the highest level of legal and ethical conduct on the part of our employees, (2) are respectful to our employees and that reward them for their hard work, ingenuity and creativity, and (3) minimize the impact of our business on the environment and partner us with our customers and other stakeholders to ensure a clean, low-carbon future. Please see the section titled “Environmental, Social and Governance issues” for a discussion of the various ways in which we address these matters, which we view as an important part of our business.

Please feel free to share your thoughts or concerns with us. Communications may be addressed to the Board in care of the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mailed to corporate.secretary@atlasair.com.

We value your input, your investment and your support.

Frederick McCorkle, Chairman

Robert F. Agnew

Timothy J. Bernlohr

Charles F. Bolden, Jr.

William J. Flynn

James S. Gilmore III

Bobby J. Griffin

Carol B. Hallett

Duncan J. McNabb

John K. Wulff

Notice of 2017 Annual Meeting of Shareholders

To be held on May 24, 2017

We will hold the 2017 Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Wednesday, May 24, 2017, at 10:00 a.m., local time, at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577, for the following purposes:

1.	To elect a Board of Directors to serve until the 2018 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2017;

3.	To hold an advisory vote to approve the compensation of the Company’s NEOs;

4.	To hold an advisory vote regarding the frequency of the advisory shareholder vote to approve the compensation of the Company’s NEOs;

5.	To consider and vote on an amendment to our 2016 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan; and

6.	To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only shareholders of record at the close of business on March 27, 2017, which date has been fixed as the record date for notice of the Annual Meeting of Shareholders, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS IN PERSON. WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD. RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY CARD. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

ADAM R. KOKAS Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary

April 18, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2017

This Proxy Statement and the AAWW 2016 Annual Report are available for downloading, viewing and printing at http://www.ezodproxy.com/atlasair/2017.

PROXY SUMMARY

PROXY SUMMARY

2016 Performance Highlights

Overview of Business

We are a leading global provider of outsourced aircraft and aviation services. We operate the world’s largest fleet of 747 freighters and provide customers with a broad array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger applications. Our fleet totaled 90 aircraft at year-end 2016, including the 23 we added pursuant to growth initiatives in 2016.

We provide unique value to our customers by giving them access to highly reliable new production freighters that deliver the lowest unit cost in the marketplace combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. We operated 39,882 flights serving 425 destinations in 119 countries in 2016, reflecting our global scale and scope.

We service an expansive range of customers, including express delivery providers, e-commerce retailers, airlines, freight forwarders, the U.S. military, and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America, and South America.

Our primary service offerings include the following:

•

ACMI (Aircraft, Crew, Maintenance, and Insurance): We provide outsourced cargo and passenger aircraft operating solutions, including the provision of an aircraft, crew, maintenance, and insurance. Customers assume fuel, demand, and yield (rate) risk and most other operational fees and costs.

•

CMI (Crew, Maintenance, and Insurance): Within ACMI, we also provide outsourced cargo and passenger aircraft operating solutions, including the provision of crew, line maintenance, and insurance, but not the aircraft. Customers assume fuel, demand and price risk, and are responsible for the providing the aircraft (which they may lease from us), heavy and non-heavy maintenance, and most other operational fees and costs.

•

Charter: We provide cargo and passenger aircraft charter services to customers including the U.S. Military Air Mobility Command (“AMC”), brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. The customer pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees, and most other operational fees and costs.

i

PROXY SUMMARY

•	Dry Leasing: We provide cargo and passenger aircraft and engine leasing solutions. The customer operates, and is responsible for insuring and maintaining, the flight equipment.

We currently operate our service offerings through the following reportable segments: ACMI, Charter, and Dry Leasing.

ACMI and CMI	Charter	Dry Leasing

~75% of Block Hours	~25% of Block Hours	Not Tied to Block Hours
*	Block Hours are the time intervals between when an aircraft departs the terminal until it arrives at the destination terminal and are the units by which we typically charge ACMI and Charter customers. In Dry Leasing, customers are typically charged a fixed monthly amount for the use of an aircraft or engine.

2016 Performance Highlights and Key Accomplishments

We delivered strong operating and share price performance in 2016. Our shares rose more than 26% in value, reflecting our growth initiatives and our increasing alignment with faster-growing integrator-express and e-commerce markets.

Strategic initiatives

•

In April, we acquired Southern in a highly complementary transaction that expands our platform into 777 and 737 operations and provides our customers with access to a broader array of aircraft and operating services.

•

A month later, in May, we reached an agreement to provide air transport services for leading e-commerce retailer Amazon. In addition to leasing twenty 767-300 freighters to Amazon and operating them in support of package deliveries to its customers, our arrangements provide for future growth of the relationship as Amazon may increase its business with us.

Growth/Results

Our results in 2016 were driven by the strength of our ACMI and Charter businesses, the annuity-like contribution of our Dry Leasing operations, ongoing efficiency and productivity initiatives, and a disciplined balance sheet focus.

Our results in 2016 included immediate accretion from Southern, with better contributions and synergies than originally anticipated. They also reflected the impact of startup expenses and initial warrants related to our new service for Amazon, which we expect to become accretive in 2017 and to be meaningfully accretive to our earnings and cash flows over time.

In addition to expanding our operating platforms and our fleet from 67 to 90 aircraft during 2016, we continue to deliver against aggressive, objective, on-time customer service quality goals and to maintain a safe, compliant operation while maintaining the same lean management structure.

We continue to execute on strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services. Our actions have positioned us to capitalize on market opportunities.

PROXY SUMMARY

Strong Performance in 2016

Acquired Southern (Five 777 and Five 737 Freighters)	Entered into Amazon Agreements (20 767-300Fs)	Reported/Adjusted EPS $1.70/$4.50*	TSR > 26%

New Operating Platforms	Future Growth Opportunity	Southern Accretion, Amazon Startup Expenses	Growth Initiatives, Express/E-commerce Alignment

Disciplined and Balanced Capital Allocation Strategy

We are committed to creating, enhancing and delivering value to our shareholders.

Our commitment reflects a disciplined and balanced capital allocation strategy that has focused on maintaining a strong balance sheet, investing in modern, efficient assets, and returning capital to shareholders.

2016 Capital Allocation Actions:

•	Acquired Southern, expanding into 777 and 737 CMI freighter platforms

•	Secured twenty 767-300 aircraft for Amazon dry lease and CMI agreements

•	Entered into $150 million secured revolving credit facility

•	Paid $179 million of debt principal

•	Focused on maintaining a healthy cash position

•	Maintained authority to repurchase shares up to $25 million

In April 2016, we acquired Southern, a premier provider of intercontinental and domestic CMI services.

The acquisition of Southern, which was immediately accretive, provided us immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers. The acquisition has resulted in a more diversified and profitable company offering access to the widest range of modern, efficient aircraft.

In May 2016, we reached agreement to provide air transport services for leading e-commerce retailer Amazon. In addition to leasing twenty 767-300 freighters to Amazon and operating them in support of package deliveries to its customers, our arrangements provide for future growth of the relationship as Amazon may increase its business with us.

We have secured all 20 of the aircraft required for Amazon, as well as a spare and expect to ramp up to full service through 2018.

In December 2016, we entered into a three-year, $150 million secured revolving credit facility for general corporate purposes, including financing the acquisition and conversion of 767 aircraft prior to obtaining permanent financing for the converted aircraft.

*	Adjusted Diluted EPS from continuing operations, net of taxes is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure is contained in Exhibit A attached hereto.

PROXY SUMMARY

With the Southern and Amazon initiatives, we are moving more deeply into the fast-growing express and e-commerce markets during what is an era of new business growth and development for the Company.

Shareholder Outreach and Engagement

We have engaged in extensive ongoing shareholder outreach over the past five years to better understand shareholder perspectives and consider ideas for improvements to, among other things, our corporate governance and executive compensation practices, as well as our business strategy and performance, capital allocation strategy and public disclosures. This year, we again engaged in a particularly robust shareholder outreach program, reaching out to shareholders representing approximately 75% of our outstanding shares and engaging in discussions with those representing about one-half of our outstanding shares. We have made significant recent changes to our governance and executive compensation practices in response to insight gained during these discussions (as well as recommendations from our various advisors).

Below is a summary of key changes we implemented to our compensation and governance practices in response to shareholder feedback.

Recent and near-future shareholder - driven changes

•	Anticipate rotation of the Nominating and Governance Committee Chair at the organizational meeting of the Board immediately following the Annual Meeting

•	Changes since our last annual shareholder meeting:

•	Added proxy access provisions to our by-laws (p. 17)

•	Increased the weight of corporate performance goals from 50% to 60% in determining compensation of our NEOs under the 2017 Annual Incentive Program (p. 34)

•

Strengthened disclosure to reflect that we once again set target goal for company performance (net income) under the 2017 Annual Incentive Plan at a higher level than actual company performance of net income in 2016 (p. 36)

•	Memorialized our general practice of granting equity awards subject to vesting periods greater than one year by adding minimum vesting language to our 2016 Plan (p. 62)

•	Engaged a new independent compensation consultant, Pay Governance (p. 22)

•	Added enhanced disclosure regarding our environmental, social and governance policies (p. 20)

•	Adopted limits on Director service on other boards in keeping with market best practices and investor input regarding a board’s time commitment.

•	Other recent changes/decisions:

•	Refreshed our board membership (one new 2017 director, two new directors elected in 2016), with a view towards increasing diversity (p. vi)

•

Our CEO’s base salary has not been increased in the past five years, his bonus opportunity has not been increased since 2010 and his long term incentive opportunity was decreased from 4.75 multiple of salary to 3.75 multiple of salary in 2014 to be better aligned with peer group levels.

•	Required majority voting over the last two years to elect Directors in uncontested elections

•	Rotated our Compensation and Audit Committee Chairs

We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our proxy statement and other SEC filings. We have also worked to expand and enhance our public disclosure around the topics that were of interest to our shareholders during these discussions.

PROXY SUMMARY

In general, our outreach program over the past two years has targeted shareholders representing approximately 75% of our outstanding shares, with investor discussions occurring throughout the year on topics relevant to our Company and on the evolving governance landscape in the off-season, as well as our annual meeting ballot items.

•

In-Season Engagement. In 2016, prior to our annual meeting, we reached out to shareholders representing approximately 70% of our outstanding shares (including each of our 20 largest holders) and held discussions with all available shareholders.

•

Off-Season Engagement. After our 2016 annual meeting, we reached out to shareholders representing approximately 75% of our outstanding shares and held discussions with all interested holders, representing approximately one-half of our outstanding shares, to obtain additional feedback on our corporate governance and executive compensation practices. Although shareholders with whom we held discussions did not identify specific executive compensation practices requiring changes, shareholders reacted favorably to our previous compensation and governance changes and to our strong common stock performance in 2016. We gathered meaningful topical feedback from our shareholder engagement program (e.g., in-house metrics used by shareholders to assess pay for performance) that the Board considered and incorporated into its discussions, including in setting and structuring 2017 compensation.

The diagram below represents our ongoing shareholder outreach process.

Compensation Program that Aligns Pay and Performance

Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities. Accordingly, achievement of most of those opportunities depends on the attainment of certain performance goals tied to Company performance. Atlas’ compensation programs are designed to provide compensation that:

1.	Attracts, motivates and retains high-performing executives

2.	Provides performance-based incentives to reward achievement of short- and long-term business goals and strategic objectives which align with our operating plan, while recognizing individual contributions

3.	Aligns the interests of our executives with those of our shareholders

…and taken into consideration as the Board contemplates

any changes to our corporate governance and compensation programs, communications and disclosures

Twice a year, outreach to holders of ~75% of outstanding shares

AAWW’s Shareholder Outreach and Engagement Process

…with shareholder input reported back to the relevant committees and full Board

…to communicate on key topics including:

Business Strategy and Performance

Corporate Governance

Executive Compensation

Public disclosures

v

PROXY SUMMARY

In making compensation decisions for 2016, the Compensation Committee considered our operating strategy and goals, as well as comments received through our shareholder outreach program. While the Committee did not make any fundamental adjustments to the compensation opportunities of the NEOs or the overall design of our incentive arrangements, the immediately accretive Southern transaction, and transformative Amazon transaction, which obtained over 99% shareholder approval, triggered the change of control provisions existing in certain of our compensation plans and programs, which resulted in certain one-time payments and benefits being accelerated into 2016. See pages 31 and 42 in the Compensation Discussion and Analysis for additional detail concerning these matters.

The Company performance metrics we believe are important to our shareholders are the same metrics as we use in our incentive plans in 2016:

Annual Incentives

Company Performance Metric	NEO Performance Metric
Adjusted Earnings Per Share	Adjusted Earnings Per Share
Customer Service On-Time Reliability	Customer Service On-Time Reliability
Strategic Initiatives	Individual Performance Objectives
Long-Term Incentives – PSUs and Performance Cash
Adjusted EBITDA Growth	Adjusted EBITDA Growth
Return on Invested Capital	Return on Invested Capital

The Compensation Committee has designed and administered compensation programs aligned with this philosophy and is committed to continued outreach to shareholders to understand and address comments on our compensation programs.

Strong, Well-Balanced Corporate Governance Practices

✓	Highly Qualified Board. Our Directors bring deep industry experience to provide effective oversight in the boardroom.

✓

Independent Board Leadership. We have had separate Chairman of the Board and CEO roles for more than 12 years, with an independent Chairman, elected annually by our Board. In the last three years, we have refreshed the independent Chairman (May 2014) and the Chairs of our Audit Committee (May 2016) and Compensation Committee (September 2014), providing strong, independent Board and Committee leadership. We anticipate refreshing our remaining Committee Chair (Nominating and Governance Committee) at the organizational meeting of the Board immediately following the Annual Meeting.

✓

Focus on Board Composition, Refreshment and Rotation. We regularly evaluate the composition of our Board and our Committee leadership to ensure that we have the right balance of experience and perspective, and a mix of skills, backgrounds, and diversity to effectively facilitate oversight of management and strategy. To that end, we have welcomed three new directors, Bobby J. Griffin, John K. Wulff and Charles F. Bolden, Jr., to our Board in 2016 and 2017. We also recently rotated the Chairs of our Audit Committee and Compensation Committee, following the rotation of the Chair of the Board in mid-2014.

Bobby J. Griffin	John K. Wulff	Charles F. Bolden, Jr.

PROXY SUMMARY

To best serve shareholders, our director nominees bring an appropriate balance of fresh perspective and experience to effectively oversee strategy and management.

Upon election by our shareholders at the 2017 Annual Meeting, the average tenure of our Directors and the composition of our Board would be as follows:

✓

Best Practices. We maintain corporate governance best practices that promote accountability and protect shareholder rights, including the adoption of proxy access provisions in our by-laws and the implementation of majority voting in uncontested elections.

In addition, we have annually elected Directors, 100% Board independence (except our CEO), separate CEO and Chairman positions, no poison pill in place, 100% independent Board committees, and ongoing dialogue with shareholders, including on governance, executive compensation, and investor relations matters.

Please see pages 12-21 for further discussion of our governance practices.

viii  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  ix

GENERAL INFORMATION

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue

Purchase, New York 10577

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

May 24, 2017

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 24, 2017, at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577 at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to shareholders beginning on or about April 20, 2017. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

THE COMPANY

AAWW is a leading global provider of outsourced aircraft and aviation operating services. We operate the world’s largest fleet of 747 freighters and provide customers with a broad array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger applications.

AAWW is a holding company with two wholly owned operating subsidiaries, Atlas Air, Inc. (“Atlas”) and, as of April 7, 2016, Southern Air, Inc. (a subsidiary of Southern). We also have a 51% economic interest and a 75% voting interest in Polar Air Cargo Worldwide, Inc. (“Polar”). In addition, we are the parent company of several wholly owned subsidiaries related to our dry leasing services (collectively referred to as “Titan”). Except as otherwise noted, AAWW, Atlas, Southern and Titan (along with all other entities included in AAWW’s consolidated financial statements) are collectively referred to herein as the “Company,” “AAWW,” “we,” “us,” or “our.”

Combined with Polar, AAWW provides ACMI, CMI, Charter and Dry Leasing services to DHL Express (“DHL”) in support of DHL’s transpacific express, North American and intra-Asian networks. Additionally, we fly between the Asia Pacific region, the Middle East and Europe on behalf of DHL and other customers. Atlas also provides incremental charter capacity to Polar and DHL Express on an ad hoc basis.

2016 STRATEGIC ACTIONS

Building on our previous successes and our commitment to pursue strategic growth, we made several decisions in 2016 that are among the most important in the history of AAWW and in line with a long-term strategic plan approved by our Board of Directors. These transformational initiatives include our immediately accretive acquisition of Southern in April 2016 and long-term commercial agreements with Amazon in May 2016, which continue to increase our presence in the fast-growing integrator-express and e-commerce markets.

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  1

2016 STRATEGIC ACTIONS

Our acquisition of Southern is a highly complementary transaction that expands our operating platform and provides our customers with access to a broader array of aircraft and operating services. Southern’s 10-aircraft, 777 and 737 CMI operations generated immediate earnings accretion in 2016 and further developed our business base in the dynamic express and e-commerce sectors, both of which rely on airfreight and dedicated freighter services.

Our new relationship with Amazon supports the ongoing expansion of its e-commerce business and its customer delivery capabilities. In addition to leasing twenty 767-300 converted freighters to Amazon and operating them in support of package deliveries to its customers, our arrangements provide for future growth of the relationship as Amazon may increase its business with us. We expect these agreements to be meaningfully accretive to our earnings and cash flows over time.

“Amazon One,” our first aircraft for Amazon and the first in its new “Prime Air” livery, began operations in August 2016, followed by a second aircraft in early 2017. We have secured all 20 of the aircraft required for Amazon, as well as a spare, and expect to ramp up to full service through 2018.

As part of the inherent value creation and to align interests and strengthen the long-term relationship between the companies, we granted Amazon warrants to acquire up to 20% of AAWW’s common shares through May 2021 at a price of $37.50 per share. A portion of the warrant, representing the right to purchase 3.75 million shares, vested immediately upon issuance of the warrant and the remainder of the warrant, representing the right to purchase 3.75 million shares, will vest in increments of 375,000 shares as the lease and operation of each of the 11th through 20th aircraft commences. The agreements also provide incentives for future growth of the relationship. In that regard, we granted Amazon warrants to acquire up to an additional 10% of our outstanding common shares through May 2023 at the same exercise price, with vesting tied to payments made by Amazon for additional business with us.

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the “Common Stock”), will act upon the matters outlined in the notice of meeting at the beginning of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

•	FOR the election of the Director Nominees named herein, to serve until the 2018 Annual Meeting or until their successors are elected and qualified (Proposal No. 1);

•	FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017 (Proposal No. 2);

•	FOR the adoption of an advisory vote approving the compensation of our NEOs (the “Say-on-Pay” vote) (Proposal No. 3);

•	FOR an advisory vote to hold annually an advisory shareholder vote to approve the compensation of our NEOs (the “Say on Frequency” vote) (Proposal No. 4);

•	FOR the approval of an amendment to our 2016 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan (Proposal No. 5).

In addition, if any other matters are properly submitted to a vote of shareholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders’ discretion.

For additional information regarding our Annual Meeting, see “Additional Information” at the end of this Proxy Statement.

2  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

ABOUT THE ANNUAL MEETING

Record Date and Voting Securities

All of our shareholders of record at the close of business on March 27, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 25,255,177 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by shareholders who are not “U.S. citizens,” as defined by applicable laws and regulations, can be found in “Additional Information — Limited Voting by Foreign Owners” at the end of this Proxy Statement.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting to have the required quorum for the transaction of business. If the number of shares of Common Stock present in person and by proxy at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proposal No. 1: Election of Directors. In an uncontested election, a Director is elected by a majority of the votes cast (the number of shares voted “For” a Director-Nominee must exceed the number of votes cast “Against” that Director-Nominee). Shares voting “Abstain” or broker non-votes will have no effect on the election of Directors. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

Proposal No. 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to ratify the selection of PricewaterhouseCoopers LLP. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 2. Brokers, banks, and other nominees have discretionary voting power in respect of this item.

Proposal No. 3: Advisory Vote to Approve the Compensation of the Company’s NEOs. Because Proposal 3 asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our NEOs. Shares voting “Abstain” will have the same effect as a vote “Against” this Proposal 3. Broker non-votes will have no effect on this non-binding advisory vote. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

Proposal No. 4: Advisory Vote Regarding the Frequency of the Advisory Shareholder Vote to Approve the Compensation of the Company’s NEOs. Because Proposal 4 also asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote. Our Board has recommended an annual vote with respect to this item. However, if another frequency receives more votes, our Board will take that fact into account when making its decision on how often to hold executive compensation advisory votes. Shares voting “Abstain” or broker no-votes will have no effect on this non-binding advisory vote. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

Proposal No. 5: Approval of an Amendment to our 2016 Incentive Plan. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to approve an amendment to our 2016 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan. Shares voting “Abstain” or broker no-votes will have no effect on approval of an amendment to our 2016 Incentive Plan. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated ten persons to stand for election at the 2017 Annual Meeting and to hold office until the next Annual Meeting. All Nominees are currently Directors elected at the 2016 Annual Meeting, except for Mr. Bolden, who was elected a Director by the Board in February 2017. The Nominating and Governance Committee has recommended the ten Nominees for nomination by the Board after an evaluation of the size and composition of the Board and a review of each member’s skills, characteristics, and independence. The Board believes that each of the Nominees brings strong skills, background, experience and industry expertise to the Board, giving the Board as a group the appropriate balance of skills needed to exercise its oversight responsibilities. Mr. Bolden was identified by two of our independent Directors as part of the Nominating and Governance Committee’s comprehensive candidate selection process for identifying potential Directors with a view to refreshing the Board and enhancing its skills, characteristics and diversity.

Each Nominee has consented to be named as a Nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the Nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce the number of Directors. Management is not aware of any circumstances that would render any Nominee unavailable. At the Annual Meeting, Directors are expected to be elected to hold office until the 2018 Annual Meeting or until their successors are elected and qualified, as provided in our By-Laws.

Because this election is not a contested election, each Director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a Director exceeds the number of votes cast “against” that Director. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street name holders (“broker non-votes”).

It is the policy of the Board that, as a condition of nomination, each incumbent Director nominated has submitted to the Secretary of the Company an irrevocable contingent resignation. This resignation will be effective only if (i) the Nominee fails to receive a majority of the votes cast in an uncontested election and (ii) the Board accepts such resignation within 60 days following the certification of the election results.

Director Core Competencies

Our Board strives to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications that are of importance to our Company and the execution of our strategy. Given the diversity of our operations, it is important to bring together Directors with differing experiences, perspectives and backgrounds to ensure proper oversight of the interests of our Company and our shareholders.

The Nominating and Governance Committee works with the full Board to determine the qualifications and experiences it believes are most relevant and responsive to the needs of our business. In doing so, the Nominating and Governance Committee takes into account a number of factors, including the Company’s:

•	Evolving strategic priorities;

•	Existing characteristics of our Board, including tenure and diversity; and

•	Results of our annual Board and Committee self-evaluations.

In 2016, the Board of Directors and the Nominating and Governance Committee continued a process developed in 2015 for seeking out, evaluating and recommending potential candidates for election to the Board. During 2016, the full Board, under the guidance of the Nominating and Governance Committee, undertook a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-range strategic plan, consistent with our governance principles, and taking into account feedback from shareholder outreach. The Board reviewed in detail the experience, skills, and qualifications of our incumbent Directors and identified areas that would enhance the overall strength of our current Board and the ability of the

4  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

AAWW’s Board of Directors’ Skills and Qualifications

Civil and Governmental Aviation

Corporate Governance

Finance, Accounting and Risk Management

International and National Trade

Global Operations

Strategic Planning

Mergers and Acquisitions

Capital Structure

Transportation and Security

Legal, Regulatory and Government Affairs

Procurement and Distribution

Military Affairs Sales and Marketing Previous Public Company CEO/CFO/Executive Experience

Company to execute on its long-range strategic plan. Key qualifications that the Board and Committee identified included civil and governmental aviation, transportation and security, global operations, strategic planning, corporate governance and military affairs.

The Board and the Nominating and Governance Committee asked all of the Directors to consider the skills and qualifications identified and recommend potential candidates to be considered, and established a committee consisting of the Chair of the Nominating and Governance Committee, the Chairman of the Board, the Chief Executive Officer and one of the independent Directors to interview and evaluate the identified candidates and make recommendations to the Nominating and Governance Committee. Over several months, this special committee interviewed all candidates recommended by the members of the Nominating and Governance Committee, as well as members of the Board. While all of the candidates interviewed demonstrated an extraordinary and diverse background and scope of experience, the Nominating and Governance Committee determined to recommend, and with approval by the Board to nominate, Mr. Bolden for election as a Director of the Company.

In consideration of the factors noted above, the Board actively seeks new Directors who possess the skills and qualifications that would enhance Board effectiveness. The chart below depicts the current skills, qualifications, and expertise represented on our Board.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees for Director

Frederick McCorkle Independent Chairman Age: 72 Director since: 2004 Committees: Compensation Nominating and Governance

Background: Lieutenant General Frederick McCorkle, Retired served in the U.S. Marine Corps from 1967 to October 2001. He last served as Deputy Commandant for Aviation, Headquarters, Marine Corps, Washington, D.C. In this position, he was responsible for all of Marine Aviation procurement, material and parts support, including maintenance of Marine Corps aircraft, with a budget in excess of $8 billion. General McCorkle began his career as a naval aviator in 1969 and accumulated over 6,500 flight hours in more than 65 different series of aircraft over the course of his career. His assignments, accomplishments, and decorations are numerous and include the Distinguished Flying Cross, the Purple Heart, the Air Medal, the Navy Commendation Medal, and the Navy Achievement Medal. General McCorkle is currently a member of the board of directors of Lord Corporation and Jura Corporation (both privately held businesses) and of Rolls-Royce North America (a unit of Rolls Royce Group plc).

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; Legal Regulatory and Government Affairs; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

Robert F. Agnew Independent Director Age: 66 Director since: 2004 Committees: Audit Nominating and Governance

Background: Mr. Agnew is President and Chief Executive Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding (Morten Beyer & Agnew is a privately held business).

Mr. Agnew has over 30 years of experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines, and financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning, and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Mr. Agnew is also a member of the Board of directors of TechPubs LLC (a privately held business) and, within the last five years, served as director of Stanley Martin Communities, LLC (also a privately held business). In addition, he is a member of the Board of Trustees of the International Society of Transport Aircraft Trading Foundation and formerly chaired the Military Airlift Committee of The National Defense Transportation Association.

Board Skills and Qualifications: Civil and Governmental Aviation; Finance, Accounting and Risk Management; Global Operations; Mergers and Acquisitions; Military Affairs; Previous Public Company CEO/CFO/Executive Experience; Procurement and Distribution; Sales and Marketing; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Timothy J. Bernlohr Independent Director Age: 58 Director since: 2006 Committees: Audit (Chair) Nominating and Governance

Background: Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services (TJB Management Consulting is a privately held business). Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr was President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets, until it was sold in 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr also serves as a director of WestRock Company (Chairman, Compensation Committee), Overseas Ship Holding Group (Chairman, Compensation Committee) and International Seaways, Inc. (Chairman, Compensation Committee) Within the last five years, he was a director of Chemtura Corporation, Rock-Tenn Company, Smurfit Stone Container Corporation, The Cash Store Financial Services Inc., Ambassadors International, Inc., Aventine Renewable Resources, and WCI Steel, Inc.

Board Skills and Qualifications: Capital Structure; Corporate Governance; Finance, Accounting and Risk Management; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Previous Public Company CEO/CFO/Executive Experience; Procurement and Distribution; Sales and Marketing Strategic Planning; Transportation and Security

Charles F. Bolden, Jr. Independent Director Age: 70 Director since: February 2017

Major General Charles F. Bolden, Jr., Retired U.S. Marine Corps served as the 12th Administrator of the National Aeronautics and Space Administration (NASA) from July 2009 to January 2017. As Administrator, he led a nationwide NASA team to advance the missions and goals of the U.S. space program. General Bolden’s 34-year career with the U.S. Marine Corps also included 14 years as a member of NASA’s Astronaut Office. After joining the Office in 1980, General Bolden traveled to orbit four times aboard the space shuttle between 1986 and 1994, commanding two of the missions and piloting two others. His flights included deployment of the Hubble Space Telescope and the first joint U.S.-Russian shuttle mission, which featured a cosmonaut as a member of his crew. General Bolden left NASA in 1994 and returned to the operating forces of the Marine Corps. His final duty was as Commanding General of the 3rd Marine Aircraft Wing, Miramar, CA. General Bolden currently serves as Director of Lord Corporation (a privately held business).

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; Military Affairs; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

William J. Flynn President and CEO Age: 63 Director since: 2006

Background: Mr. Flynn has been our President and Chief Executive Officer since June 2006. Mr. Flynn has a 40-year career in international supply chain management and freight transportation.

Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002 where he led a successful turnaround of the company’s profitability and the sale of the company in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation from 2000 to 2002. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services, serving in roles of increasing responsibility in the U.S., Latin America, and Asia. He ultimately served as head of the company’s operations in Asia. Mr. Flynn is also a director of Republic Services, Inc. He is Chairman of the National Defense Transportation Association and a Director of Airlines for America.

Board Skills and Qualifications: Capital Structure; Civil and Governmental Aviation; Corporate Governance; Finance and Risk Management; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Military Affairs; Previous Public Company CEO/CFO/Executive Experience; Procurement and Distribution; Sales and Marketing; Strategic Planning; Transportation and Security

James S. Gilmore III Independent Director Age: 67 Director since: 2004 Committees: Nominating and Governance (Chair through May 24, 2017) Compensation

Background: Mr. Gilmore, an attorney and business consultant with Gilmore Global Group, L.L.C., served as the 68th Governor of the Commonwealth of Virginia from 1998 to 2002. Mr. Gilmore was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group focusing on corporate, technology, information technology, and international matters. He is President and Chief Executive Officer of the American Opportunity Foundation, formerly the Free Congress Foundation, which offers bipartisan solutions to domestic fiscal and foreign policy challenges. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman in the fall of 2003. Mr. Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state, and local government capabilities to respond to the consequences of a terrorist attack. Also known as the “Gilmore Commission,” this panel was influential in developing the Office of Homeland Security. He is also a director of CACI International Inc. Within the last five years, Mr. Gilmore served as a Director of Barr Laboratories, Inc., IDT Corporation, and Everquest Financial Ltd. (a privately held business). He was also a member of the advisory board of Unisys Corporation and the federal advisory board of Hewlett-Packard Company. Mr. Gilmore was a candidate for the Republican nomination for President of the United States in 2016. He has traveled extensively as Governor of Virginia and for private business.

Board Skills and Qualifications: Corporate Governance; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Bobby J. Griffin Independent Director Age: 68 Director since: 2016 Committees: Compensation	Background and Experience: Mr. Griffin served as President – International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as Executive Vice President – International Operations from 2003 to 2005 and Executive Vice President – Global Supply Chain Operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He currently serves as director of Hanesbrands Inc., United Rentals, Inc. and WESCO International, Inc.

Board Skills and Qualifications: Corporate Governance; Executive Experience; Global Operations, Transportation and Supply Chain Logistics; Previous Public Company CEO/CFO/Executive Experience; Procurement and Distribution; Strategic Planning; Transportation and Security

Carol B. Hallett Independent Director Age: 79 Director since: 2006 Committees: Compensation (Chair)

Background: Ms. Hallett has been of counsel at the U.S. Chamber of Commerce since 2003 and served as a member of the U.S. Chamber Foundation Board of Directors from 2003 to 2015. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), the nation’s oldest and largest airline trade association, now known as the Airlines for America (A4A). Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. From 2003 to 2004, she was chair of Homeland Security at Carmen Group, Inc., where she helped develop the homeland security practice for the firm. From 1986 through 1989, Ms. Hallett served as United States Ambassador to the Commonwealth of the Bahamas. From 1989 to 1993, she was Commissioner of the United States Customs Service. Ms. Hallett has also been a director of Rolls Royce-North America (a unit of Rolls Royce Group plc) since 2003. In addition, she was appointed by the Secretaries of Treasury and Homeland Security and served on the Customs Oversight Advisory Committee (COAC) from 2011 to 2015. Ms. Hallett has served on the Transnational Threat Committee at the Center for Strategic and International Studies since 2003. Within the last five years, she was a director of G4S Government Solutions Inc. (a privately held business), Horizon Lines, Inc., and Mutual of Omaha Insurance Company.

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Duncan J. McNabb Independent Director Age: 64 Director since: 2012 Committees: Audit Nominating and Governance (Chair, effective May 24, 2017)

Background: General Duncan J. McNabb, Retired U.S. Air Force served as Commander of the United States Air Mobility Command from 2005 to 2007 and Commander of the United States Transportation Command (USTRANSCOM) from 2008 until his retirement from the Air Force in December 2011. USTRANSCOM is the single manager for air, land, and sea transportation for the Department of Defense (DOD). He also served as DOD’s Distribution Process Owner, overseeing DOD’s end-to-end supply chain, transportation, and distribution to our armed forces worldwide. General McNabb commanded more than $56 billion in strategic transportation assets, over 150,000 service personnel and a worldwide command-and-control network. A graduate of the United States Air Force Academy and Air Force pilot, he flew more than 5,600 hours in transport and rotary aircraft, including the C-17. General McNabb has held command and staff positions at squadron, group, wing, major command and DOD levels. During his over 37-year military career, General McNabb also served as the Air Force Deputy Chief of Staff for Plans and Programs with responsibility for all Air Force programs and over $500 billion in funding over the Air Force’s Five-Year Defense Plan (FYDP). He later served as Director of Logistics on the Joint Staff and was responsible for operational logistics and strategic mobility support to the Chairman of the Joint Chiefs and the Secretary of Defense. Before his final command at USTRANSCOM, McNabb served as the 33rd Vice Chief of Staff of the Air Force. General McNabb is also a Director and Chairman of the Government Security Committee of AT Kearney Public Sector & Defense Services (a privately held business), a member of the Boards of Directors of AAR Corp. and of Elbit Systems of America and AdvanTac Technologies (both privately held businesses), as well as a cofounder and a managing partner of Ares Mobility Solutions, Inc. (also a privately held business). He serves as Chairman of the Board of Trustees for Arnold Air Society and Silver Wings, Chairman of the Airlift/Tanker Association and is a member of the Board of Visitors of the United States Air Force’s Air University. Within the last five years, he was also a director of HDT Global (a privately held business).

Board Skills and Qualifications: Civil and Governmental Aviation; Global Operations; International and National Trade; Legal, Regulatory and Government Affairs; Military Affairs; Procurement and Distribution; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

John K. Wulff Independent Director Age: 68 Director since: 2016 Committees: Audit

Background and Experience: Mr. Wulff is the former Chairman of the board of directors of Hercules Incorporated, a specialty chemicals company, a position he held from July 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation, a chemical and polymers company, from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG LLP and predecessor firms from 1977 to 1987. Mr. Wulff is also a member of the board of directors of Celanese Corporation and Chemtura Corporation. Within the last five years, Mr. Wulff served as a director of Moody’s Corporation and Sunoco, Inc.

Board Skills and Qualifications: Finance, Accounting and Risk Management; Previous Public Company CEO/CFO/Executive Experience; Governmental and Regulatory; Capital Structure; Corporate Governance; Global Operations; Mergers and Acquisitions; Strategic Planning

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held five in-person meetings and five telephonic meetings in 2016. Pursuant to Board policy, Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of shareholders. Each Director (other than Mr. Bolden who was elected Director in February 2017) attended more than 75% of the meetings of the Board and committees of the Board on which such Director serves. All of the Directors (other than newly-elected Mr. Bolden) attended the 2016 Annual Meeting.

Executive Sessions

The outside members of the Board, as well as our Board Committees, meet in executive session (with no management Directors or management present) on a periodic basis and upon the request of one or more outside Directors. The sessions have been generally scheduled and led by the Chairman of the Board, and executive sessions of our committees are chaired by the respective committee chair. The executive sessions include topics the outside Directors or Committee members deem appropriate.

Board Leadership Structure

The Chairman of the Board is an independent director. We have maintained separate roles for the Chairman of the Board and the CEO for more than 10 years. While we do not have a formal policy in place, the Board evaluates its leadership structure on a periodic basis to ensure it aligns with the evolving circumstances and needs of the Company. The Board believes that its current structure is in the best interest of the Company and its shareholders.

The separation of the roles contributes to the Board’s strong and independent oversight of a focused and effective management team. It allows the CEO to focus on the everyday operations of the business while also positioning the Chairman to provide independent counsel and leadership to the Board, CEO, and management team relating to Company operations, governance, and compensation matters. The independent Chairman’s key responsibilities include:

•	Presiding over meetings of our Board of Directors, executive sessions of our non-management Directors and our annual meeting of shareholders;

•	Briefing the CEO on issues discussed in executive sessions;

•	Facilitating communications among directors and between the CEO and the Board, and supervising the circulation of information to the full Board;

•	Developing, in conjunction with our CEO, and approving the agenda for our Board meetings;

•	Recommending Board committee appointments and responsibilities in conjunction with the Nominating and Governance Committee;

•	Leading the evaluation process of our CEO, with oversight of the annual Board or Committee self-evaluations;

•	Overseeing the periodic review of management’s strategic plan; and

•	Carrying out any other responsibilities requested by the CEO or the Board.

We currently believe that having an independent Chairman also promotes a greater role for the nonexecutive Directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent Directors in the work of our Board of Directors, and enhances our Board of Directors’ role of representing shareholders’ interests.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Board Oversight of Risk Management Process

The Board of Directors is responsible for oversight of the Company’s risk assessment and management process.

The Board delegates to the Compensation Committee responsibility for oversight of management’s compensation risk assessment, and ensuring that the compensation practices of the Company continue to not encourage excessive risk-taking by management.

The Board delegates other risk management oversight matters to our Audit Committee. The Audit Committee’s responsibilities include:

•	Direct oversight of our internal audit function, including the organizational structure and staff qualification, as well as the scope and methodology of the internal audit process; and

•

A review, at least annually, of our enterprise risk management plan to ensure that appropriate measures and processes are in place, including discussion of the major risks, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

The Audit and Compensation Committees report to the Board, as appropriate, when a matter rises to the level of a material, enterprise level risk. In addition to the reports from the Audit and Compensation Committees, the Board periodically discusses risk oversight, included as part of its annual detailed corporate strategy review.

The Company’s management is responsible for day-to-day risk management. Our Internal Audit, Safety, Security, Corporate Controller, Information Technology, Human Resources, Legal, Business Resiliency, and Treasury Departments serve as the primary monitoring and testing functions for Company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, technological, compliance, and reporting levels.

We believe that the division of risk management responsibilities as described above is an effective approach for addressing risks facing the Company.

Compensation of Outside Directors

Compensation for our outside Directors consists of the following:

Cash Retainer

•	Each of our outside Directors receives a $95,000 annual cash retainer, payable quarterly in advance.

Equity Compensation — Restricted Stock Units

•

On the date of our annual meeting of shareholders, each of our Directors (other than Mr. Flynn) receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $110,000.

•

The RSUs generally vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of shareholders or (ii) the one-year anniversary of the date of grant.

•	Beginning with RSUs granted in 2017, Directors are expected to be given the option to defer the receipt of common shares resulting from the vesting of their restricted stock units.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Chairman Position

•	The Chairman of the Board receives $150,000 annually; and

•	The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive $20,000, $15,000 and $15,000, respectively, per year.

Meeting Fees

•

Directors do not receive regular meeting fees. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year, meeting fees are paid at the rate of $1,500 per meeting (with the Chairman of the Board or the Committee Chair being paid at the rate of $3,000 for any such meeting).

Medical, Dental and Vision Care Insurance

•

Optional medical, dental and vision care coverage are made available to our nonemployee Directors and their eligible dependents on terms and at a premium cost similar to that charged to Company employees.

•

Nonemployee Directors who opt not to stand for re-election to the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost to the Director) until they become eligible for Medicare benefits.

2016 Total Compensation of Nonemployee Directors

The following table shows (i) the cash amount paid to each nonemployee Director for his or her service as a nonemployee Director in 2016, and (ii) the grant date fair value of restricted stock units awarded to each nonemployee Director in 2016, calculated in accordance with the accounting guidance on share-based payments. Mr. Flynn did not receive any additional compensation for his service as a Director in 2016.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert F. Agnew	121,500	110,018	231,518
Timothy J. Bernlohr	118,500	110,018	228,518
James S. Gilmore III	120,500	110,018	230,518
Bobby Griffin	61,657	110,018	171,675
Carol B. Hallett	120,500	110,018	230,518
Frederick McCorkle	266,000	110,018	376,018
Duncan J. McNabb	108,500	110,018	218,518
John K. Wulff	61,657	110,018	171,675
(1)	The value of stock equals the grant date fair value of $44.38 per share on May 24, 2016.

Nonemployee Directors’ Outstanding Equity Awards at Fiscal Year-End 2016

There were no outstanding equity awards held by our outside Directors as of December 31, 2016. Any RSUs awarded to the outside Directors in 2016, all originally scheduled to vest in May 2017 vested on September 20, 2016 in accordance with their terms, when the Company’s shareholders approved the issuance by the Company of shares of its common stock representing up to 20% (and up to an additional 10% in the event of increased future business) of the Company’s outstanding shares of Common Stock upon exercise of the warrants issued by the Company to Amazon in May 2016 to satisfy a stock exchange listing requirement.

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Communications with the Board

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties who wish to communicate with the Board may do so by mail to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mail to corporate.secretary@atlasair.com. All communications received by Directors from third parties that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board. All communications received by Directors from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the Board and the Chairman of the appropriate committee. All communications received by Directors from third parties that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are forwarded to AAWW’s General Counsel.

Board Effectiveness and Annual Assessment

Each year our Board and its Committees conduct self-evaluations to ensure they are performing effectively and to identify opportunities to improve Board and Committee performance. The written self-assessment is conducted under the oversight of the Nominating and Governance Committee. Anonymous evaluation responses are reviewed and assessed. A written report, based on the anonymous written feedback from the Directors and senior management is compiled and presented by the chair of the Nominating and Governance Committee. The final report is discussed by the Nominating and Governance Committee, and the Nominating and Governance Committee shares and discusses these responses with the full Board and the other committees of the Board, as applicable.

During 2016, continuing the process developed and implemented in 2015, the full Board, under the guidance of the Nominating and Governance Committee, undertook a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-range strategic plan. Through this process, the Board identified Mr. Bolden as a candidate for election to the Board in February 2017. See “Director Core Competencies” above for additional information.

A copy of our Corporate Governance Principles can be found on the “Corporate Governance” page of the “Corporate Background” portion of our website at www.atlasair.com. Our Corporate Governance Principles are described in greater detail below.

Director Independence

The Nominating and Governance Committee has determined that all Directors, excluding Mr. Flynn, are independent under Company standards and SEC and NASDAQ rules. The Nominating and Governance Committee classifies the following Directors nominated for election at the Annual Meeting as independent: Messrs. Agnew, Bernlohr, Bolden, Gilmore, Griffin, McCorkle, McNabb, Wulff, and Ms. Hallett.

Our Nominating and Governance Committee Charter includes categorical standards to assist the Nominating and Governance Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she:

•	was employed by us at any time in the last three years;

•	has an immediate family member who is, or in the past three years was, employed by us as an executive officer;

•

has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a nonexecutive employee, or benefits under a tax-qualified retirement plan or nondiscretionary compensation);

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•

is, was or has a family member who is or was a partner, controlling shareholder, or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for the year;

•

is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company’s executive officers serve or served on the entity’s compensation committee; or

•

is or has a family member who is a current partner of the Company’s independent registered public accounting firm or was or has a family member who was a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each outside Director that no relationship exists which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a Director or Director Nominee has been a partner, shareholder, or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

Board Committees

Our Board maintains three standing committees, an Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter that details the committee’s responsibilities. The charters for all the standing committees of the Board of Directors are available in the Corporate Background section of our website located at www.atlasair.com and by clicking on the “Corporate Governance” link. The charters are also available in print and free of charge to any shareholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Gilmore (Chairman) and Messrs. Agnew, Bernlohr, McCorkle, and McNabb, each of whom is an independent Director within the meaning of the applicable NASDAQ rules. The principal functions of the Nominating and Governance Committee are to:

•	Identify and approve individuals qualified to serve as members of our Board;

•	Select Director Nominees for the next annual meeting of shareholders;

•	Review at least annually the independence of our Directors;

•	Oversee our Corporate Governance Principles; and

•	Perform or oversee an annual review of the CEO, the Board and its committees.

The Nominating and Governance Committee held four in-person meetings in 2016.

Evaluation of Director Nominees and Expansion of the Board

Our Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new Directors. The Nominating and Governance Committee’s charter sets forth the criteria for skills and characteristics for Directors (see “Election of Directors” for the qualifications and experience of current Directors). The Nominating and Governance Committee identifies new candidates from a variety of sources, including recommendations submitted by shareholders.

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New and incumbent Directors are individually evaluated from a skills and characteristics perspective on a number of different factors, including having the following traits: high personal standards; the ability to make informed business judgments; literacy in financial and business matters; the ability to be an effective team member; a commitment to active involvement and an ability to give priority to the Company; no affiliations with competitors; achievement of high levels of accountability and success in his or her given fields; experience in the Company’s business or in professional fields or other industries or as a manager of international business so as to have the ability to bring new insight, experience or contacts and resources to the Company; no direct affiliations with major suppliers, customers or contractors; and preferably previous public company board experience with good references.

As part of the Nominating and Governance Committee’s ongoing evaluation of the Board’s composition, in early 2017, our Board elected Charles F. Bolden, Jr. a Director of AAWW, increasing the size of the Board from nine Directors to ten. Mr. Bolden was recommended as a Director candidate by the Nominating and Governance Committee following referrals by our current Directors as part of the Nominating and Governance Committee’s process for identifying potential Directors. Mr. Bolden has notable experience in the field of civil and governmental aviation, having served as the 12th Administrator of the National Aeronautics and Space Administration for many years, as well as in military affairs having retired as a Major General in the U.S. Marine Corps following a 34-year career. Through his substantial experience as a director of several public companies, Mr. Bolden is also well versed in areas of global operations, corporate governance, strategic planning and transportation and security.

The Nominating and Governance Committee will also consider whether potential Nominees are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new Directors only from candidates identified, screened, and approved by the Nominating and Governance Committee. The Company considers diversity as an important element of the Board section process but does not have a formal policy regarding the diversity of its Directors. The Nominating and Governance Committee uses the criteria specified above when considering candidates for a Board seat and then searches for candidates that best meet those criteria without limitations imposed on the basis of race, gender, or national origin. The Board will also take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual Directors and making its recommendation to AAWW’s shareholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements.

Our Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the Nominating and Governance Committee’s policy on security holder recommendations of Director Nominees (the “Shareholder Nominating Policy”), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Shareholder Nominating Policy provides that a shareholder recommendation notice must include the shareholder’s name, address, and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the Corporate Background section of our website at www.atlasair.com. In evaluating shareholder Nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience, and capability. As a result, the Nominating and Governance Committee evaluates shareholder Nominees using the same membership criteria set forth above.

Adoption of Proxy Access By-Law Provision

In addition to recommending candidates to serve on the Board pursuant to the Shareholder Nominating Policy described above, shareholders who satisfy certain requirements may nominate potential candidates to the Board by utilizing the proxy access provisions set forth in our By-Laws. In December 2016, the Board authorized and approved an amendment to our By-Laws to provide for proxy access. Under the proxy access By-Law, any shareholder, or group of up to 20 shareholders, owning three percent or more of our outstanding Common Stock continuously for at least three years, is eligible to nominate and include in our proxy materials Director Nominees constituting up to the greater of two Directors or 20% of the Directors then serving on the Board, provided that the

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

nominating shareholder(s) and Director Nominee(s) satisfy the requirements specified in the proxy access By-Law. If an individual proxy access Director Nominee does not receive at least 25% of the votes cast for election of that nominee, the proxy access By-law prohibits the renomination of that individual under the proxy access By-law for the next two annual meetings. The Board’s adoption of proxy access followed (i) a series of discussions with various shareholders and (ii) careful evaluations by the Nominating and Governance Committee and the Board of shareholder views on proxy access, proxy advisory firms’ views on proxy access, the potential impact on the Company of the adoption of proxy access and proxy access frameworks adopted by other companies. The Board believes the Company’s proxy access By-Law strikes an appropriate and meaningful balance between enhancing shareholder rights and adequately protecting the interests of the Company and all of its shareholders.

Corporate Governance Principles

We annually review our Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management. An informed, independent, and involved Board is essential for ensuring our integrity, transparency, and long-term strength, and maximizing shareholder value. The Corporate Governance Principles address such topics as codes of conduct; Director nominations and qualifications; Board committees; Director compensation; conflicts and waivers of compliance; powers and responsibilities of the Board; Board independence; serving on other boards and committees; meetings; Director access to officers and other employees; shareholder communications with the Board; annual Board evaluations; financial statements and disclosure matters; delegation of power; and oversight and independent advisors. A copy of our Corporate Governance Principles is available in the Corporate Background section of our website at www.atlasair.com.

Audit Committee

The Audit Committee of the Board of Directors currently consists of four outside Directors: Messrs. Bernlohr (Chairman), Agnew, McNabb and Wulff, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also “Director Independence” above). The Board has determined that Messrs. Agnew, Bernlohr, and Wulff are “audit committee financial experts” as defined under applicable SEC rules. The Board believes that Mr. Agnew possesses the attributes necessary to be deemed an audit committee financial expert, these attributes having been acquired by previously chairing the AAWW Audit Committee for ten years, among other things.

The Audit Committee’s primary function, as set forth in its written charter (available in the Corporate Background section of our website at www.atlasair.com under the heading “Audit Committee Charter”) is to assist the Board in overseeing the:

•	Quality and integrity of the financial statements of the Company;

•	Qualifications and independence of our independent registered public accounting firm;

•	Performance of the Company’s internal audit function and independent registered public accounting firm;

•	Compliance with legal and regulatory requirements by the Company; and

•	Effectiveness of the Company’s financial reporting process, disclosure practices and systems of internal controls.

The Audit Committee is also responsible for overseeing the Company’s Code of Ethics (see also “Code of Ethics” above) and related party transactions. The Audit Committee held four in-person meetings and four telephonic meetings in 2016.

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Evaluation of Independent Registered Public Accounting Firm

As noted above, the Audit Committee assists the Board in overseeing the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee is also responsible for appointing the independent registered public accounting firm and approving, in advance, audit and permitted non-audit services in accordance with the Committee’s preapproval policy (see also “Proposal No. 2” below).

The Audit Committee received from AAWW’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and satisfied itself as to the independence of PwC.

In addition to PwC’s independence, the Audit Committee considered several other factors in deciding whether to re-appoint PwC, including the quality of PwC’s staff and work; PwC’s procedures related to quality control; the communication and interaction with our PwC team; PwC’s capability and expertise to perform an audit of a company having the complexity of AAWW’s business; the length of time PwC has served as the Company’s independent registered public accounting firm; the appropriateness of PwC’s fees; and the potential impact of changing our independent registered public accounting firm. As a result, the Audit Committee has selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Audit Committee Report

AAWW management has responsibility for preparing the Company’s financial statements and PwC is responsible for auditing those financial statements. In this context, the Audit Committee has reviewed and discussed AAWW’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 with management and with PwC. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 — Communications with Audit Committees.

Based upon its reviews and discussions, including the matters related to PwC’s independence, as described above, the Audit Committee recommended, and the Board of Directors approved, that AAWW’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

THE AUDIT COMMITTEE

Timothy J. Bernlohr, Chair

Robert F. Agnew

Duncan J. McNabb

John K. Wulff

Code of Ethics and Employee Handbook

We have adopted a Code of Ethics applicable to the CEO, Senior Financial Officers and Members of the Board of Directors that is monitored by our Audit Committee and that includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. The Code of Ethics is reviewed on an annual basis. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the Corporate Background section of our website at www.atlasair.com under the heading “Code of Conduct”.

We also have an Employee Handbook and Code of Conduct that sets forth the policies and business practices that apply to all of our executives and other employees globally (except as provided under applicable law) and excluding employees of our recently acquired subsidiary, Southern. Southern employees are currently subject to a separate Employee Handbook that is similar in content to our Employee Handbook and Code of Conduct. The

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Employee Handbook and Code of Conduct, or, in the case of Southern, the Employee Handbook, addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination, and the protection of intellectual property and proprietary information, among other things. In 2015, we completed a year-long review of our Employee Handbook and Code of Conduct to remain compliant with applicable law and consistent with best practices. We also implemented and distributed an updated Employee Handbook and Code of Conduct to employees worldwide in 2015.

Environmental, Social and Governance Issues

As a leading global provider of outsourced and aviation operating services, we encounter and manage a broad range of environmental, social and governance (“ESG”) issues. We have identified the following ESG issues, by category, as among the most relevant to our business and of highest interest to our key stakeholders:

Environmental:

•	Our current fleet consists primarily of 747-8F, 747-400F and 777 aircraft, modern assets which we believe are superior in terms of fuel efficiency, range, capacity and loading capabilities

•	The -8Fs are about 15% more fuel efficient than our 400s, which translates into approximately 15% lower carbon dioxide emissions

•	The -8Fs are also approximately 30% less noisy than the 400 series

•

We conserve fuel wherever possible through our FuelWise fuel management information system, which uses our existing data to analyze fuel consumption performance, enabling us to track fuel burn rates more accurately and efficiently and to identify additional opportunities to conserve fuel

•	We work with our customers to plan routes that are more fuel efficient

•

We participate in industry and governmental initiatives to optimize air traffic management systems, where advances could result in substantial reductions in fuel use and emissions and fewer interruptions at airports

•	Our record on the ground is also very strong, with no significant spills of fuel, de-icing fluids or other liquids

Social

•	We are an Equal Opportunity Employer

•

We have affirmative action plans in place to ensure that qualified applicants and employees are receiving an equal opportunity for recruitment, selection, advancement and every other term and privilege associated with employment with AAWW

•	We seek to attract talented individuals as employees and to develop them to their fullest potential

•	We also seek to offer our employees highly competitive compensation and benefit packages to retain them for the long-term

•	The health and safety of our employees, particularly our crewmembers, is paramount, and our health and safety track record reflects this commitment

•	Our crewmembers are represented by the International Brotherhood of Teamsters, and we consider our relationship with the Teamsters to be good

•	We encourage diversity and inclusiveness in our workforce

•	We have policies in place prohibiting human trafficking

•	We have provided cost-free charter flights for disaster relief and have encouraged our employees to support disaster relief and related activities

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•	We sponsor fundraising efforts and employee volunteer events for nonprofit organizations such as Junior Achievement and the American Red Cross, including Company matches of employee donations

Governance

•	We are firmly committed to maintaining a strong corporate governance program, which reflects best practices

•

We endorse the concept of Board and Committee refreshment, which has resulted in the election of three new Board members over the last two years and the rotation of the Chairman of the Board and the Chairs of the Audit Committee and Compensation Committee over the last three years. We expect to rotate the Chair of the Nominating and Governance Committee at the organizational meeting of the Board immediately following the Annual Meeting.

•

We require our employees to act responsibly in full compliance with all applicable laws and standards and to maintain the highest level of ethical conduct in their dealings with customers, suppliers and other stakeholders

•	We provide recurrent training to our employees that supports their ability to act responsibly in full compliance with all applicable laws and standards

•

We are committed to maintaining a strong control environment and to making effective controls an integral part of our routine business practices and having effective checks and balances in place so that we can address many issues before they become larger problems

•	We are committed to frequent and extensive shareholder engagement to learn what issues are important to the owners of your Company

•

Your Board of Directors is committed to enhancing shareholder value and has approved a long-term strategic plan, which is designed to achieve this objective and which is being implemented by senior management under the Board’s close supervision

Compensation Committee

Duties and Responsibilities

The Board’s Compensation Committee assists the Board in discharging and performing its duties regarding the compensation of our executives, including our NEOs, executive succession planning, and other matters. The Compensation Committee also is the administrator of our long-term incentive award and annual bonus plans.

The Compensation Committee is also responsible for:

•

Reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our senior executives at the level of executive vice president and above, including our CEO;

•

Monitoring the search for, and approving the proposed compensation for, all senior executives at the level of executive vice president and above and periodically reviewing and making recommendations to the full Board regarding the compensation of Directors; and

•	Retaining and overseeing the independent compensation consultant that provides advice regarding executive and Director compensation matters.

Processes and Procedures

Following approval of the annual budget, either before or during the first quarter of each year, the Committee establishes the minimum financial performance objective required before any annual incentive award payment may be made, as well as the year’s objectives for financial, on-time customer service reliability and individual performance goals and objectives for senior executives. All are taken into account in setting the performance

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range for each such executive and ultimately in determining the amount of each such executive’s annual award payment, if any. The Committee establishes these criteria, with the advice of the independent compensation consultant and outside counsel, as appropriate, after reviewing information submitted to the Committee by the CEO and Chief Human Resources Officer (at the request of the Committee). Our CEO and Chief Human Resources Officer also provide information to the Committee regarding annual and long-term incentive plans that the Committee considers, with the advice of the independent compensation consultant and outside counsel, in its determination of awards under those plans.

The Compensation Committee is required by its charter to meet at least four times annually. During 2016, the Compensation Committee held four in-person meetings and four telephonic meetings and acted twice by written consent. In 2016, the Compensation Committee consisted of four outside Directors, Ms. Hallett (Chair), Mr. Gilmore, Mr. Griffin and Mr. McCorkle, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules.

Compensation Determination Process

The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its compensation consultant, as well as from our human resources department and management to assist in compensation determinations.

•	Role of Independent Compensation Consultants

•

The Compensation Committee engaged the services of Willis Towers Watson (and its predecessor firms) as its independent advisor on matters of executive compensation from July 2007 through November 2016. Thereafter, following a competitive and thorough selection process, the Committee retained Pay Governance LLC (“Pay Governance”) for the remainder of 2016 and thereafter. Each of the Committee’s consultants reported directly to the Committee and provided no other services to the Company or any of its affiliates. For 2016, the Committee assessed the independence of Willis Towers Watson pursuant to the SEC and NASDAQ rules and concluded that no conflict of interest existed that would prevent Willis Towers Watson from independently representing the Compensation Committee. At the time of the competitive bid process, the Committee assessed the independence of Pay Governance pursuant to the SEC and NASDAQ rules and concluded that no conflict of interests exists that would prevent Pay Governance from independently advising the Compensation Committee.

•

Pay Governance (and previously Willis Towers Watson) provides advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation, and, when requested by the Compensation Committee, attends meetings of the Compensation Committee and participates in executive sessions without members of management present. The independent compensation consultant reports directly to the Compensation Committee, and the Compensation Committee reviews, on an annual basis, the independent compensation consultant’s performance and provides the independent compensation consultant with direct feedback on its performance.

•	Role of Our Senior Executives

•

While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management, at the request of the Compensation Committee, recommends financial goals that drive the business and works with Pay Governance to analyze competitive market data and to recommend compensation levels for our executive officers. Our CEO and Chief Human Resources Officer (“CHRO”). likewise assist the Compensation Committee by providing their evaluation of the performance of our other executive officers and recommending compensation for NEOs other than themselves, including adjustments to annual incentive compensation, based on individual performance. Any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the CEO is not present during voting or deliberations regarding his compensation.

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The Committee’s Risk Assessment of Our Compensation Policies

The Compensation Committee considered the structure and administration of our 2016 compensation program, the advice of Willis Towers Watson following its most recent evaluation completed in early 2016, and the observations of Pay Governance regarding the overall structure of the program and Willis Towers Watson’s evaluation when concluding that our 2016 compensation program is appropriately balanced and does not promote imprudent or excessive risk taking. Significant factors contributing to their conclusion included:

•	Extent of oversight. The Compensation Committee with members of management reviews the performance of our compensation plans.

•

Governance. Oversight roles are clearly defined throughout the company to ensure that pay plans are aligned with business goals and risk tolerances, stress tested under realistic assumptions, and balanced between corporate standards and business-unit autonomy.

•

Risk profile and balance within the incentive structure. Our plans are designed by the Compensation Committee to appropriately balance fixed and variable pay, cash and equity, short- and long-term incentives, and corporate, business unit and individual performance goals.

•

Plan design. Our plans are designed to avoid such features as very steep incentive slopes, unreasonable goals or thresholds, uncapped payouts, rigidly formulaic awards, undue focus on any one element of compensation, and misaligned timing of payouts and we maintain risk mitigating features including the Compensation Committee’s retained discretion with respect to assessing awards, clawbacks, and shareholding requirements.

•

Performance metrics. Performance metrics reflect risk and use of capital, quality and sustainability of results and do not provide an incentive to management to seek short-term results that encourage high-risk strategies designed to exact short-term results at the expense of long-term performance and value.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the Board of Directors or the compensation committee of any entity that has one or more of our executive officers serving as members of the Board or Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, as well as the Executive Compensation Tables, are organized as follows:

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Overview

2016 Performance Highlights and Key Achievements

We delivered strong operating and share performance in 2016, with historic, transformative actions that position the Company for future earnings growth. In April 2016, we acquired Southern in a highly complementary transaction that expands our platform into 777 and 737 operations and provides our customers with access to a broader array of aircraft and operating services. A month later, we reached an agreement to provide air transport services for leading e-commerce retailer Amazon. In addition to leasing twenty 767-300 freighters to Amazon and operating them in support of package deliveries to its customers, our arrangements provide for future growth of the relationship as Amazon may increase its business with us.

Our long-term strategic plan to diversify our business and enhance our financial results is consistent with the metrics in our short- and long-term incentive plans, as described further under the heading “Direct Link between Compensation and Business Strategy” on page 27. The table below shows how selected company metrics have progressed during this period.

Long Term Performance Metrics ($ Millions for Adjusted EBITDA and Free Cash Flow)	2011	2016	Compound Annual Growth Rate

Adjusted EBITDA*	$211.8	$382.3	h 12.5%

Free Cash Flow*	$77.9	$182.2	h 18.5%

Year-end Stock Price per Share	$38.43	$52.15	h 6.3%

Five-Year ROIC*		31.0%

Block Hours	137,055	210,444	h 9.0%

*	Adjusted EBITDA, Free Cash Flow, and ROIC are non-GAAP measures. A reconciliation of such non-GAAP measures to the most directly comparable GAAP measures is contained in Exhibit A attached hereto.

Aligning Pay and Performance

Our Compensation Committee believes that our compensation practices have played a key role in our steady operating and financial results both during challenging times experienced generally in the global freight industry over the last several years and transformative growth periods like what we experienced in 2016. Our pay programs are designed to align executive compensation with Company and individual performance while providing incentives needed to attract, motivate, and retain executives that drive the Company’s creation of long-term shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Incorporate Pay-for-Performance into Our Programs

The Compensation Committee achieves its pay for performance goals by:

•

Aligning annual incentives with key annual financial, on-time customer service reliability, and operating objectives that directly tie to the company’s strategy and holistic approach to achieving success

•	Aligning long-term incentive awards with executive retention and our shareholders’ interests by basing awards on key Company financial metrics and long-term operating performance

•

Balancing pay mix appropriately between fixed and variable pay, short- and long-term pay and performance metrics that are tied to business strategy that aligns with shareholder interests and long-term value creation.

The below table summarizes the three primary components of our NEOs’ compensation:

Elements of Pay	Form	Links to Performance	Purposes
Base Salary	Cash	Fixed annual compensation	◾ Attract and retain executive talent ◾ Compensate executives for their responsibility, experience, sustained high performance and contributions to Company success
Annual Incentives	Cash	EPS

◾  Drives key business, operating and individual results on an annual basis (EPS)

◾ Derived from our annual operating plan (EPS)

◾  Strictly performance-based against measureable metrics; no payout guaranteed (all metrics)

Objective on-time customer service reliability metrics
Individual Performance Objectives
Long-Term Incentives	Performance Share Units (PSU) and Performance Cash	Average Growth in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	◾ Links NEO and long-term shareholder interests ◾ Serves as a key retention tool and a strong long-term performance driver ◾ Performance-based against measureable metrics; no payout guaranteed
Return on Invested Capital (“ROIC”)
	RSUs	Alignment with shareholder returns	◾ Multi-year long-term retention ◾ Value tied to share price

In 2016, we executed on our strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services. Our results reflected the strength of our ACMI and Dry Leasing businesses, growth in the Charter business, progress in our efficiency and productivity initiatives, and an increase in the average utilization of our operating fleet during the year as we capitalized on the market demand for our aircraft. See also “Pay for Performance in Action” on page 28.

26  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Direct Link between Compensation and Business Strategy

Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities, principally dependent on the successful achievement of performance goals closely tied to Company performance, as exemplified by the following 2016 features:

Annual Incentives
Company Performance Metric	NEO Performance Metric
Adjusted Earnings Per Share	Adjusted Earnings Per Share
Customer Service On-Time Reliability	Customer Service On-Time Reliability
Strategic Initiatives	Individual Performance Objectives
Long-Term Incentives – PSUs and Performance Cash
Adjusted EBITDA Growth	Adjusted EBITDA Growth
Return on Invested Capital	Relative Return on Invested Capital

CEO Compensation Opportunity

We design our CEO’s compensation opportunity to be largely performance-based. 67.2% of maximum total CEO compensation opportunity in 2016 was designed to be based on attainment of performance metrics, including approximately 43.3% in the form of long-term multi-year opportunities and 23.9% in annual incentive opportunity. An additional 20.9% of compensation opportunity was granted in the form of RSUs with four-year vesting.

Our CEO’s base salary has not been increased in the past five years, his bonus opportunity has not been increased since 2010 and his long term incentive opportunity was decreased from 4.75 multiple of salary to 3.75 multiple of salary in 2014 to be better aligned with peer group levels. The following charts illustrate our CEO’s total compensation opportunity in 2016, as well as the 2016 long-term incentive opportunity for our CEO (assuming payout at maximum levels):

Total CEO Compensation Opportunity	CEO’s Long-Term Incentive Opportunity

In connection with the Amazon transaction, as a result of our CEO’s retirement eligibility under our Company programs and timing requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in 2016 Mr. Flynn became entitled to certain components of his awards. Please see page 43.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Mitigating Policies and Practices

We maintain stock ownership guidelines, anti-hedging and anti-pledging policies, as further described below on pages 30 and 44. Through our compensation program design and related policies, we pursue the alignment of interests of our executives with those of our shareholders over a multi-year long-term basis and encourage thoughtful and appropriate business risk-taking.

Pay for Performance in Action

Our compensation program is structured to be strongly aligned with the performance of the Company, with a significant portion of our NEOs’ compensation based upon various performance metrics tied to our annual and long-term incentive plans. The performance metrics are designed to drive the achievement of key business, financial, on-time customer service, and operational annual and long-term results, in addition to individual contributions. The performance-based payouts for 2016 demonstrate the Compensation Committee has set rigorous goals that align with the Company’s strategy and reflect the performance outcomes over the past few years:

•

Performance-Based Long-Term Incentive (for three-year period 2014-2016): Payout reflecting transformative company growth and attainment of metrics due to Amazon transaction (as discussed under the heading “Amazon Transaction” below on page 42) and Southern acquisition (as discussed under the heading “Southern — 2016 Acquisition Incentive Program under the 2007 Incentive Plan” on page 42).

•

Annual Incentive (2016): Payout at 139.2% for our CEO and 149.2% for our other NEOs, reflecting our strong 2016 performance, which included the consummation of the Amazon transaction and the acquisition of Southern, high customer service reliability metric attainment, as well as a stock price increase of approximately 26%. Please see page 36 for a further discussion of our 2016 AIP payout.

•

No (zero) payout was made under the 2013-2015 LTl award based on the Committee’s review and consistent with the pay for performance structure of our long-term incentive plan, given that AAWW’s EBITDA and ROIC growth levels placed it below the threshold required, primarily due to the effect of the Company’s 2015 settlement of its legacy antitrust class action lawsuit (relating to alleged matters from 2000-2006). The fact that no payment was made under the 2013-2015 award grants reflects the strong link between our incentive compensation metrics and actual company performance.

28  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Recent Compensation Program and Corporate Governance Changes

As discussed on page iv, we engage in extensive ongoing shareholder outreach in order to better understand their perspectives and consider ideas for further improvements to, among other things, our executive compensation programs and disclosures. This year we reached out to shareholders representing approximately 75% of our outstanding shares and were able to engage in discussions with those representing approximately one-half of our outstanding shares. We have made significant recent changes to our governance and compensation programs in response to insight gained during these discussions (as well as recommendations from our various advisors).

Although shareholders with whom we held discussions did not identify specific executive compensation practices suggesting changes, and such shareholders expressed very positive feedback about company performance in 2016, we gathered meaningful topical feedback (e.g., in-house metrics used by shareholders to assess pay for performance) which we carefully considered when setting and structuring 2017 compensation and during our ongoing review and enhancement of our compensation and governance programs and structures.

As highlighted in the table below, we have made significant changes in our governance and compensation practices over the last several years.

Annual Bonus Performance Metrics

•     Company performance metrics for our NEOs increased to 60% of weighted performance metrics from 50% effective 2017. Company performance component for our CEO was raised from 50% to 60% effective 2016. (page 34)

•     Enhanced disclosure to clarify that 2017 company performance goals continue to be set at a higher level than actual company performance in 2016

Peer Group

•    Reviewed and adjusted the benchmarked peer group to consist of ~20 companies in industries similar to ours, with median revenue size approximately equal to AAWW revenues (including revenues of Polar). (page 31)

CEO Compensation Benchmarking

•     Our CEO’s base salary has not been increased in the past five years, his bonus opportunity has not been increased since 2010 and his long term incentive opportunity was decreased from 4.75 multiple of salary to 3.75 multiple of salary in 2014 to be better aligned with peer group levels.

•    CEO long-term incentive plan (LTI) award grant level revised in 2014 to be targeted at approximately the median of benchmarked peer group.

New Independent Compensation Consultant

•    Following a competitive and thorough selection process, the Compensation Committee retained Pay Governance LLC as its new independent compensation consultant (Willis Towers Watson and its predecessor firms was our independent compensation consultant from July 2007 until November 2016). (page 22)

Proxy Access

•    Proactively adopted proxy access provisions to our bylaws generally allowing shareholders having held at least 3% of our outstanding shares for 3 years to include nominees for up to the greater of two Directors or 20% of the Board (up to 20 holders may aggregate their shares to satisfy the 3% eligibility requirement).

Majority Voting	• Adopted majority voting standard in uncontested elections to enhance Director accountability and as a matter of best corporate governance practices.

Board Refreshment and Rotation

•     Three new Directors were elected in 2016 and 2017, enhancing the Board’s overall level of skill and bringing new perspectives to the Board and Committee decision-making processes. (page 17)

•     Rotated the Audit and Compensation Committee Chair positions, as well as the Chairman of the Board within the last 2.5 years to ensure fresh perspectives and to enhance the Directors’ understanding of different aspects of the Company’s business and enabling functions. Mr. Griffin, one of the Directors elected at our 2016 Annual Meeting, is a member of the Compensation Committee, while Mr. Wulff, the second Director elected in 2016, is a member of the Audit Committee. (pages 9 and 11)

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COMPENSATION DISCUSSION AND ANALYSIS

Enhanced Stock Ownership Guidelines

•     Revised our Guidelines to increase target ownership requirements for the Directors and the NEOs.

•     Target ownership levels for the Directors and the NEOs are now based on the lesser of: (1) 4x annual base cash retainer, or 7,500 shares, for independent Directors, (2) 5x base salary, or 100,000 shares, for the CEO, (3) 3.5x base salary, or 40,000 shares, for the Chief Executive Officer of Titan or the President of Atlas Air, and (4) 3x base salary, or 30,000 shares, for executive vice presidents. (page 44)

Best Practices and Risk Management

The Compensation Committee is required by its charter to meet at least four times annually. During 2016, the Compensation Committee held four in-person meetings and four telephonic meeting and acted twice by written consent. In 2016, the Compensation Committee consisted of four outside Directors, Ms. Hallett (Chair), Mr. Gilmore, Mr. Griffin and Mr. McCorkle, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules.

The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its compensation consultant, as well as from our human resources department and management to assist in compensation determinations.

Compensation Practice	AAWW Policy

Significant “At Risk” Compensation

✓ Morethan 65% of maximum total CEO and target total other NEOs compensation is designed to be “at risk” and subject to achievement of pre-established performance goals tied to operational, financial and strategic objectives.

“Clawback” Policy	✓ “Clawback”of annual incentive compensation to discourage imprudent risk taking.

No Adjustments for Shareholder Buybacks	✓ Executives’annual incentives do not benefit from share buybacks.

No Change of Control Gross Ups	✓ Changeof control payments are not grossed up for tax purposes.

Extended Vesting Requirements	✓ Time-basedequity award agreements generally provide for a four-year vesting schedule.

Limited Perquisites	✓ TheCompany strictly limits perquisites and does not provide for items such as personal use of airplanes, Company-provided autos, and/or auto allowances or club dues.

No Grants of Stock Options	✓ TheCompany provides full value equity awards with either performance-based vesting or extended time-vesting requirements and has not granted stock options for many years.

No Repricing	✓ Repricingof underwater stock options not allowed.

No Hedging or Pledging of Shares

✓ Insidersprohibited from engaging in hedging and monetizing transactions involving the Company’s securities and from engaging in certain speculative transactions in respect of the Company’s securities. No waivers, pre-clearance or exceptions are permitted.

Risk Management	✓ Compensationprogram design does not promote excessive risk taking.

162(m) Design	✓ AIPcompensation is intended to qualify as performance-based compensation under Section 162(m).

Performance Assessment	✓ TheCompensation Committee annually assesses its own performance.

30  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Discussion of Our Compensation Program

Peer Group

Using a Sensibly Structured Peer Group to Aid Our Compensation Decisions

Our Compensation Committee, together with its independent compensation consultant, periodically reviews relevant competitive market pay data for executives in our industry and similar industries. The Committee identifies a core group of companies, used to periodically assess the Company’s compensation levels and practices, as one factor in the compensation-setting process.

The Compensation Committee believes that identification of peers using a broad industry sector code is inadequate and does not establish similarity of operations and business models, nor adequately represent past, current and future competitors for managerial talent — factors the Compensation Committee considers in the selection of companies for these purposes.

Given the global nature and structure of our business, we believe it is critical to recruit and retain executives with a breadth of experience in global markets. A significant portion of our revenue is derived from companies and business activity based outside of the United States, including those of our unconsolidated subsidiary, Polar Air, which is operated by our leadership team. In 2016, we operated 39,882 flights, serving 420 destinations in 119 countries. A significant portion of our revenue is derived from companies and business activity based outside the United States.

For 2016, our peer group includes companies that are, in comparison to AAWW:

•

Comparably sized as measured by revenue, with median revenue peer group in 2016 of $2.1 billion, and with revenues that range from 0.37x to 2.02x of AAWW’s revenue. (AAWW’s 2016 revenue (i) was approximately $2.5 billion, including approximately $645 million from Polar and (ii) estimated at $2.7 billion in 2017, inclusive of Polar revenue).

•	Operate and compete for business and talent in similar industries, including transportation, logistics and aerospace services industries.

For peer comparison purposes only, AAWW’s revenue includes Polar revenue. AAWW holds a 51% economic interest and a 75% voting interest in Polar. Polar operates a fleet of 747 and 767 freighters in time-definite, airport-to-airport scheduled air cargo service to North America, Asia, Europe and the Middle East. Although Polar’s revenues and results are not consolidated with those of AAWW for financial reporting purposes, Mr. Flynn serves as Chairman, CEO and President, Mr. Dietrich serves as Executive Vice President and Chief Transportation Officer and Mr. Kokas serves as Executive Vice President, General Counsel, Chief Human Resources Officer and Assistant Secretary of Polar. As executive officers of Polar, Messrs. Flynn, Dietrich and Kokas have significant Polar-related executive, operating and administrative responsibilities. In addition, Messrs. Flynn, Dietrich, Kokas and Schwartz are members of the Polar board of directors, with Mr. Flynn as Chairman.

Because AAWW controls the voting interests of Polar, has operational control of Polar’s complex global network, and AAWW’s NEOs serve in executive positions at Polar for the benefit of both AAWW (as majority owner of Polar) and Polar, we believe including Polar’s revenues among AAWW’s for purposes of peer group comparisons is appropriate.

We note that, aside from a $20,000 salary increase in 2015 in connection with Mr. Steen’s promotion, we have not raised base compensation levels for our NEOs in the past three years, and five years for our CEO. Accordingly we did not engage in benchmarking in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Our 2016 peer group is comprised of the following companies:

Company	Description	Revenue for FY2016 ($ in millions)
AAR Corp.	Provider of aviation services to the worldwide commercial aerospace and government/defense industries	$1,663
Alliant Techsystems Inc. (nka: Orbital ATK, Inc.)	Aerospace, defense, commercial products	4,455
Barnes Group Inc.	Aerospace and industrial manufacturer	1,231
B/E Aerospace Inc.	Aerospace fasteners and consumables distributor	2,933
Bristow Group Inc.	Offshore helicopter transport services	1,446
Curtiss-Wright Corp.	Engineered, technologically advanced products and services	2,109
Echo Global Logistics, Inc.	Technologically enabled business process outsourcing	1,716
Esterline Technologies Corp.	Aerospace and defense manufacturer	2,009
GATX Corporation	Railcar leasing	1,418
Hexcel Corporation	Industrial manufacturer	2,004
Kansas City Southern	International transportation	2,334
Park-Ohio Holdings Corp.	Industrial supply chain logistics and diversified manufacturing industries	1,277
Rockwell Collins, Inc.	Avionics and information technology systems and services provider	5,283
Ryder System, Inc.	Truck rental, supply chain and fleet management services	6,787
Spirit Aerosystems Holdings, Inc.	Aero structures manufacturer	6,793
Teledyne Technologies, Inc.	Provider of enabling technologies for industrial growth markets	2,150
Tidewater Inc.	Large offshore service vessels to global energy industry provider	1,496
TransDigm Group Inc.	Commercial and military aerospace components manufacturer	2,707
Trinity Industries, Inc.	Transportation, construction and industrial products manufacturer	4,588
Median Revenue of Peers*		$2,109
Atlas Air Worldwide Holdings, Inc.		2,484
*	UTi Worldwide, Inc. underwent a merger in 2016 and is no longer part of our peer group.

32  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Components of Compensation

Base Salary

Purpose: Compensate executives for their responsibility, experience, sustained high level of performance, and contribution to our success.

Process for setting salaries: The amount of any senior executive salary increase has been determined by the Compensation Committee based on a number of factors, including but not limited to:

-	the nature and responsibilities of the position;

-	the level of performance of the individual;

-	the expertise of the individual;

-	advice of the Compensation Committee’s independent compensation consultant, including survey data; and

-	recommendations of the CEO (except regarding his own salary) and the Chief Human Resources Officer (except regarding his own salary).

Salary levels for NEOs are generally reviewed annually by the CEO and the Compensation Committee as part of the performance review process.

Salary in 2016: The Compensation Committee made no adjustments to the salary for the CEO. The Compensation Committee has not increased the salary for the CEO in five years.

The Compensation Committee has not increased salaries for the other NEOs since 2014, except in February 2015 for Mr. Steen whose annual base salary was increased by $20,000 in connection with his promotion to President and CEO of the Company’s Titan dry leasing subsidiary, while also retaining his EVP position for AAWW.

Performance-Based Compensation: Annual and Long-Term Incentive Compensation

The Compensation Committee takes a holistic approach to incentive compensation, using a combination of related short- and long-term performance-based incentives to encourage achievement of the Company’s annual, as well as longer-term, strategic goals.

At-Risk Philosophy:

The Compensation Committee believes that a significant portion of a senior executive’s compensation should be “at-risk,” based upon the Company’s financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. For 2016, 67.2% of our CEO’s maximum total direct compensation opportunity (base salary and maximum payout opportunity of annual and long-term incentive awards granted in 2016) was performance-based.

How we set our incentive metrics:

AIP financial and performance metrics are based on measurable performance-based criteria, including (i) EPS; (ii) on-time customer service reliability and (iii) individual annual objectives.

Long-term performance incentives are directly linked to strategic initiatives and are intended to enhance shareholder long-term interests — currently, Adjusted EBITDA growth and ROIC.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

We base a significant portion of our executives’ compensation on the Company’s financial and operating performance to align senior executive compensation with our goals for corporate financial as well as operating performance and to encourage a high level of individual performance. The annual and long-term metrics upon which our incentive plans are structured are designed to drive, on an integrated basis, the achievement of key business, financial, on-time customer service, and operational annual and long-term results, as well as to recognize the individual contributions of our executives towards these goals.

In designing the annual incentive awards for our executives, the Compensation Committee considers the Board-approved annual budget, as well as short- and long-term strategic goals, and then designs the annual and long-term incentive targets, including EPS, ROIC, and EBITDA, around the Board-approved budget and strategic plan. Notably, share repurchases do not contribute to the achievement of EPS performance under the AIP. We also believe that a significant portion of our executives’ total compensation should be equity-based, providing a strong alignment between the senior executive’s compensation and shareholders’ interests.

Our long-term business strategy contemplates initiatives which enhance our organizational and operating capabilities, generate additional operating efficiencies, broaden our portfolio of assets and services, and diversify our business mix.

Link Between Our Performance, Our Strategy and Our Incentive Metrics:

Set forth below are the metrics used under our performance incentive plans in 2016 to provide appropriate rewards for prudent risk-taking, key financial performance and objective results in support of our business strategy. In addition, we believe that our performance metrics align and underscore the link between incentive compensation and the successful execution of our business strategy, and reflect our ongoing commitment to a pay-for-performance compensation philosophy.

Note: Due to potential for competitive harm, detailed quantitative company financial performance targets for our incentive compensation plans are disclosed for the completed 2016 fiscal year but 2017 targets will be withheld for disclosure in next year’s Proxy Statement.

We have not disclosed the specific EBITDA growth and ROIC targets for the three-year performance period because they represent confidential, commercially-sensitive information that we do not disclose to the public and that could cause competitive harm if known in the marketplace. Both EBITDA growth and ROIC targets, as well as the factors that influence these measures, such as revenue and efforts to control costs, are inherently competitive and, if disclosed, would provide valuable insight into areas of focus for the Company. The Compensation Committee set the EBITDA growth and ROIC targets at a level that it believes would be challenging but possible for the Company to achieve.

Annual Incentives
Performance Metrics	Weighting	Rationale

EPS	CEO: 60% Other NEOs 2016: 50% Other NEOs 2017: 60%	• Promotes the creation of shareholder value and the achievement of financial performance targets, particularly profitability.

On-time customer service reliability	CEO: 20% Other NEOs: 20%

•     Objective, measurable goals that provide an incentive to management to meet or exceed challenging standards set by our customers in the applicable service agreements (maintaining superior on-time customer service is essential to differentiating AAWW from its competitors and strengthening long-term customer relationships).

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Annual Incentives
Performance Metrics	Weighting	Rationale

Individual annual objectives	CEO: 20% Other NEOs 2016: 30% Other NEOs 2017: 20%

•     Tied directly into the annual and long-term goals set in our board-approved annual operating budget and long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results.

Long-Term Incentives
Performance Metrics	Weighting	Rationale

Adjusted EBITDA growth	50% vesting based on a performance matrix

•     Encourages management to pursue long-term profit potential and cash flow opportunities and is consistent with achievement of the Company’s long-term strategic goals.

•     Used for companies in industries like ours that require significant upfront financial investments. EBITDA is an appropriate measure of underlying profit potential and an indicator of operating cash flow.

ROIC	50% vesting based on a performance matrix

•     Drives growth and profitability through the efficient use of our capital and encourages prudent risk-taking.

•     Used because the Company’s strategic plan involves a significant investment program in its aircraft fleet, and the ability of the Company to manage its balance sheet to generate returns is an important measure to investors.

For our long-term incentive awards, the Compensation Committee each year establishes the performance metrics for the following three-year award period. Our long-term incentive performance metrics relate to key Company long-term strategies and provide substantial payouts only upon achievement of exceptional performance.

At the end of the three-year period, the awards vest based on a performance matrix ranging from no vesting if the Company’s performance is in the bottom quintile of both EBITDA and ROIC metrics to 200% vesting if performance on both metrics is in the top quintile. Target vesting (100% of the award) is achieved if the Company’s performance is at the target level.

More detail on our AIP and LTIP, as well as more specifics relating to the awards granted in 2016 to our CEO and NEOs, is provided below.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Annual Incentive Program

Annual cash incentive compensation awards to our executives are made under our AIP. Each of our executives is assigned a minimum threshold, target bonus opportunity and a maximum bonus opportunity. For 2016, Mr. Flynn had a target bonus opportunity of 100% and a maximum bonus opportunity of 200% of annual base salary; the target bonus opportunity for each of Messrs. Dietrich and Steen was 90% of annual base salary, and their respective maximum bonus opportunities were 180% of annual base salary. Messrs. Kokas and Schwartz had a target bonus opportunity of 85% of annual base salary, with a maximum bonus opportunity of 170% of annual base salary.

The AIP was part of the Company’s 2007 Incentive Plan for awards granted in respect of 2016 and will be a part of the Company’s 2016 Incentive Plan for awards granted after 2016. We collectively refer to the Company’s 2007 Incentive Plan and 2016 Incentive Plan herein as our “Incentive Plans”. Annual cash incentive awards under the AIP are intended to qualify as performance-based compensation as defined in Section 162(m) of the Code.

Bonuses are payable based on the achievement of the EPS, on-time customer service reliability, and individual business objectives as further described below. As a preliminary matter, the Company must generate a threshold level of EPS for any award to be payable under the AIP.

2016 Payout

Based on achievement of our EPS, on-time customer service reliability, and individual business objectives weighted for each executive as set forth above under “Link Between Our Performance, Our Strategy and Our Incentive Metrics”, management and the committee’s independent compensation consultant recommended an AIP payout for 2016 at 139.2% for our CEO and 149.2% for our other NEOs.

As described below, the Company exceeded the threshold EPS level for awards to be payable under the AIP for 2016, exceeded the service quality metric at 196% and individual business objectives of our CEO and our other NEOs were achieved at 200%. Actual bonus amounts paid to Messrs. Flynn, Dietrich, Steen, Kokas, and Schwartz under the AIP are included in the Summary Compensation Table for Fiscal 2016 under “Non-Equity Incentive Plan Compensation”.

EPS — Objective Metric. The most heavily weighted performance factor in the 2016 AIP was our EPS. For purposes of the AIP, the EPS performance range was (1) a threshold amount of $4.15 per share, (2) $5.19 per share for the target amount, and (3) $5.50 per share representing maximum achievement. The EPS number was calculated based on 25.49 million shares outstanding, which was set at the beginning of the year, (to avoid any benefits due to share repurchases, which could otherwise result in a higher bonus payout based solely on such share repurchases). For 2016, EPS was deemed achieved at target (100%) due to the triggering of certain change in control provisions set forth in the AIP as a result of our transaction with Amazon. (In fact, prior to the change in control, EPS was tracking at a near target level.)

In calculating pretax earnings, items contained in the Company’s board-approved annual operating budget do not result in any adjustment. However, limited listed items may be taken into account as adjustments to the extent that amounts related thereto were not included in the target for the Company’s operating plan as approved by the Board of Directors.

Our EPS metric under the AIP is designed to be rigorous. The target amount of $5.19 in 2016 represented an approximately 27% increase over the Company’s EPS target in 2015 as well as an increase over our actual Adjusted Diluted EPS from continuing operations, net of taxes of $5.01.* The EPS metric under the AIP is not benefitted by share repurchases.

*	Adjusted Diluted EPS from continuing operations, net of taxes is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure is contained in Exhibit A attached hereto.

36  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

On-Time Customer Service Reliability — Objective Metric. An additional objective performance metric that was used to determine 2016 annual cash bonus payments was our on-time customer service reliability. Our 2016 on-time customer service quality goals are all objective, measurable goals that are set to meet or exceed challenging standards set forth in our customer service agreements. In 2016, we exceeded our on-time customer service reliability levels in all categories except for U.S. Military AMC performance, resulting in 196% performance attributable to this objective performance metric.

The on-time customer service reliability portion of our AIP is an objective on-time calculation. It is comprised of specific challenging, objective, measurable on-time customer service reliability goals set forth in our written customer contracts.

Customer Service Offering	2016 Result

ACMI	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

CMI	Exceeded all on-time objective customer service performance goals during the year without incurring net customer financial penalties.

AMC/Military

On-time objective customer service performance goals during the year achieved in part. Both cargo and passenger performance were impacted by fewer mission counts (fewer flights), short-notice demand and higher rates of operational delays.

2016 Individual Business Objectives. Individual annual business objectives for our NEOs are reviewed with and approved by the Compensation Committee early in the year, or late the preceding year when the Company’s operating plan is being approved by the Board of Directors. These individual business objectives tie into our annual business plan and our long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results, among others.

Set forth below are a representative sampling of the numerous individual business objectives and achievements applicable to each of our NEOs during 2016. All of our NEOs met or exceeded the maximum achievement on their individual business objectives (the third AIP performance metric), resulting in a 200% performance factor. This metric was weighted at 20% for our CEO and 30% for all other NEOs for 2016 and will be weighted at 20% for the CEO and all other NEOs in 2017.

2016 Individual Performance Objectives

William J. Flynn — President and Chief Executive Officer

✓	Execute the Company’s Long-Term Strategic Plan

Objective	Accomplishment

Identify and pursue specific plans to further diversify and grow revenue and profitability

Drive operational and financial growth and diversification, with a specific focus on growing the 777 and 737 platforms

Identification, pursuit and closing of:

-    Amazon transaction (long-term lease and operation of 20 767-300s with future growth opportunity)

-    Southern acquisition (which added five 777s and five 737s to our fleet)

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

✓	Achieve Continuous Improvement Savings; Develop and Structure Corporate Balance Sheet to Fund Growth Initiatives

Objective	Accomplishment
Target cost savings and efficiency goal set	Savings attained and efficiencies realized significantly in excess of goal, including in connection with CF6-80 engine program and other procurement-related initiatives

John W. Dietrich — Executive Vice President and Chief Operating Officer

✓	Execute Strategic Plan

Objective	Accomplishment
Southern integration	On schedule or ahead of schedule: - Single Operating Certificate expected August 2017 - Atlas and Polar certificates successfully moved from New York to Cincinnati (CVG)

✓	Continuous Improvement and Strategic Growth Initiatives

Objective	Accomplishment
Improve block hour utilization	Record block hour production of 184,047 hours flown in 2016 versus 178,061 in 2015
Manage pilot staffing and training to accommodate aggressive fleet growth plan	323 new hires. 502 Operating Experience completions by new hires and new seat trainees.

Objective	Accomplishment
Target cost savings and efficiency goal set	Savings attained and efficiencies realized significantly in excess of goal, including in connection with CF6-80 engine program and other procurement-related initiatives

Michael Steen — Executive Vice President and Chief Commercial Officer

✓	Develop and Implement Titan Growth Plan

Objective	Accomplishment
Execute fleet-type strategies to support growth	Titan became world’s second largest freighter lessor, with acquisition of 19 767-300BCFs

✓	Executing the Company’s Long-Term Strategic Plan and Business Development

Objective	Accomplishment
Develop/refine geographic growth opportunities	Record revenues in South America, despite continued economic crisis in Brazil, Argentina and Venezuela
Continue to pursue ACMI/CMI growth opportunities across all fleet and product types	Signed/extended/renewed numerous ACMI contracts, including with Asiana and NCA Signed a 5-year agreement with FedEx for peak-season lease of 5 747-400Fs

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Spencer Schwartz — Executive Vice President and Chief Financial Officer

✓	Execute the Strategic Plan and Enhance Stakeholder Value

Objective	Accomplishment
Support plans to diversify and grow revenue and profitability Identify and pursue appropriate acquisitions or investments to deliver shareholder value

Played key role in transformative Amazon transaction, which expands Company presence in growing e-commerce markets

Played key role in immediately accretive Southern acquisition which grows and diversifies revenues and earnings, and increases Company presence in the growing integrator-express markets

Supported continuous improvement bottom line savings initiatives

✓	Develop and Structure the Balance Sheet to Fund Growth Initiatives

Objective	Accomplishment
Determine financing initiatives to address growth and cash requirements	$70 million loan facility closed with an attractive rate to finance GEnx spare engines
Strong balance sheet and appropriate leverage	$14.8 million financing with an attractive rate for a 767 aircraft in CMI operation Established a $150 million revolving credit facility with attractive terms

Adam R. Kokas — Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary

✓	Execute the Strategic Plan and Enhance Stakeholder Value

Objective	Accomplishment

Support plans to diversify and grow revenue and profitability

Identify and pursue appropriate acquisitions or investments to deliver stockholder value

Support of fleet plan strategy to provide for customer growth and fleet modernization

Key role in the structuring and negotiating the transformative Amazon transaction, which expands Company presence in growing e-commerce markets

Key role in the structuring and negotiating the accretive Southern acquisition which grows and diversifies revenues and earnings and increases Company presence in the growing integrator-express markets

Support of Titan dry leasing business - became second largest freighter lessor by way of numerous aircraft transactions in 2016

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  39

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

✓	People Focus/Labor Relations

Objective	Accomplishment
Successfully implement Southern integration Achieve key recruiting, retention and organizational development goals to support growth plan Support management of pilot staffing and related matters

All material integration elements on or ahead of schedule. Single aircraft operating certificate (“AOC”), which requires FAA approval, is on track for 3rd quarter 2017. Atlas and Polar AOCs moved from New York to Cincinnati (CVG). Achieved economic synergies and cost savings significantly exceeding business case

Executed on key recruiting, retention and organizational goals, both with Southern integration process and meaningfully increasing ground staff (non-pilot) work force to support growth plan

Successfully executed significant pilot staffing demands. Over 320 pilot hired and trained, all in a timely fashion to support growth initiatives. Further supported other crewmember projects to support strategic plan

Long-Term Incentive Compensation

Under our Long-Term Incentive Plan, the Compensation Committee is authorized to grant to participants a variety of long-term incentives, including shares of common stock, restricted stock, share units, stock options, stock appreciation rights, performance units, and/or performance cash incentives. In granting these awards, the Compensation Committee is authorized to establish any conditions or restrictions, consistent with the Long-Term Incentive Plan, it deems appropriate.

During 2016, the Compensation Committee made long-term incentive grants to our NEOs in the form of performance share units, performance-based cash awards, and time-based restricted stock units, as set forth in the Grants of Plan Based Awards table appearing below.

2016 Long-Term Incentive Awards

The total long-term incentive grant in a given year is based on a multiple calculated as a percentage of base salary. For the CEO, the multiple is based on his actual base salary and for the other NEOs and other executives, the multiple is based on an average base salary for all executives at a particular level (for example Executive Vice President, Senior Vice President or Vice President). The multiple is converted into an aggregate LTI plan award opportunity, and for 2016 awards, which, consistent with prior years, was the average closing price for the 30 trading days ending on January 29, 2016.

For 2016, the award was granted in the form of an LTI award consisting of three-year performance units (25%) and performance cash awards (25%) (using target levels to allocate) and four-year vesting restricted stock units (50%), all as more fully described below. Assuming achievement at maximum performance opportunity, the performance share units and performance cash units together would then payout at two-thirds of the value of the award grant.

40  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Performance-Based Share Units

Performance share units, or PSUs, are paid in AAWW common shares on vesting. Key characteristics of the PSUs granted in 2016 are as follows:

•	Pays out only if the Company achieves, over a three-year period, rigorous preset objective financial targets measured as compared to comparative financial targets for a peer group.

•	Subject to the following financial metrics for the 2016 grant: EBITDA growth and ROIC.

•

The grant date value is reported in the Summary Compensation Table, but actual value (if any) will not be realized by the NEOs until the three-year period ends and then only if the awards meet applicable performance criteria.

•

In connection with the Amazon transaction, the 2016 PSU performance goals were deemed satisfied at 200% performance levels in accordance with their terms due to the change of control, although such PSUs have not paid out to any of the NEOs other than the CEO in accordance with their “double-trigger” terms. (Our performance awards provide for 200% satisfaction in the event of change of control in order to provide retention incentives to key employees while appropriately adjusting for the changed performance environment.)

Cash-based long-term incentive awards are paid at the end of a three-year performance period. Key characteristics of the cash-based long-term incentive awards are as follows:

•	Pays out only if the Company achieves, over a three-year period, rigorous preset comparative financial targets.

•	Subject to the following financial metrics for the 2016 grant: EBITDA growth and ROIC.

•

In connection with the Amazon transaction, the 2016 performance goals applicable to cash-based long-term incentive awards were deemed satisfied at maximum performance levels in accordance with their terms due to the change of control. Therefore, pursuant to SEC rules, the value of the cash-based long-term incentive awards is reported in the 2016 Summary Compensation Table, even though, in the case of our NEOs other than our CEO (whose awards vested due to the change in control and his retirement eligibility), the awards will not be paid until after 2018, subject to the executives’ continued employment. (Our cash-based long-term incentive awards provide for deemed maximum satisfaction in the event of change of control in order to provide retention incentives to key employees while appropriately adjusting for the changed performance environment.)

Payout of 2014-2016 Performance LTI Awards. In the first quarter of 2017, the Compensation Committee reviewed AAWW’s performance over the three-year performance period ended December 31, 2016 for grants made in 2014. The performance metrics for these awards were set in 2014 and were EBITDA growth and three-year ROIC applied on an absolute basis. Performance LTI payouts for the 2014-2016 performance period were made in January 2017 for our NEOs other than Mr. Flynn, whose retirement eligibility entitled him to payout in September 2016. 2014-2016 Performance LTIs were paid out at the 200% level due to the triggering of certain change of control provisions set forth in the Performance LTI as a result of our transaction with Amazon. Our performance awards provide for 200% satisfaction in the event of change of control in order to provide retention incentives to key employees while appropriately adjusting for the changed performance environment. Immediately prior to the change in control provisions being triggered, performance pursuant to the original payment time of such awards was tracking toward 138% target payout attainment.

Restricted Stock Units

Restricted stock units, or RSUs, are paid in shares of Common Stock and have the following key characteristics:

•	Vest annually over a four-year period.

•	Align economic interests of management with long-term shareholders.

RSUs are designed to attract and retain executives by providing them with (1) stock ownership during the four-year vesting period, and (2) strong incentive to remain with the Company until at least the four-year vesting period ends.

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  41

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

2016 Transformative Events Impacting Compensation

2016 was a truly historic and transformative year for Atlas Air Worldwide.

In keeping with our commitment to drive value for our shareholders and our vision to be our customers’ most trusted partner, we capitalized on several strategic opportunities to further strengthen our position as the leader in international aviation outsourcing.

Southern — 2016 Acquisition Incentive Program under the 2007 Incentive Plan

In April 2016, we acquired Southern in a highly complementary transaction that expands our platform into 777 and 737 operations and provides our customers with access to a broader array of aircraft and operating services. Although the Company has acquired and financed many aircraft over the course of its operations over the past two decades, the Southern acquisition is the first acquisition of an airline we have made in the past 15 years, making it an extraordinary milestone.

On January 6, 2016, with the Southern transaction being competitively pursued at the time, our Compensation Committee adopted the Acquisition Incentive Program, a sub-plan under our 2007 Incentive Plan, pursuant to which certain of our key employees, including our NEOs, were eligible to receive performance-based bonuses if the Southern transaction was successfully consummated. Our Compensation Committee determined that it was important to adopt a supplemental bonus program so that it could, in a targeted way, motivate and incentivize those employees who were critical to our ability to successfully negotiate and complete the Southern transaction (the “Southern Transaction”), which was immediately accretive to our revenue and growth. In tandem with the Amazon transaction, the Southern Transaction was an important part of our long-term strategy to expand our platform into 777 and 737 operations and provide our customers with access to a broader array of aircraft and operating services. Bonus amounts under the plan were payable only upon the consummation of the Southern Transaction by December 31, 2016. Following consummation of the Southern Transaction on April 7, 2016, the Compensation Committee certified that the Southern Transaction met the performance metrics described above. Accordingly, our NEOs received the following amounts under the Acquisition Incentive Program: Mr. Flynn —$1,850,000, and each of Messrs. Dietrich, Kokas, Schwartz and Steen —$775,000.

Amazon Transaction

In May 2016, we reached an agreement to provide air transport services for leading e-commerce retailer Amazon. In addition to leasing twenty 767-300 freighters to Amazon and operating them in support of package deliveries to its customers, our arrangements provide for future growth of the relationship as Amazon may increase its business with us.

In connection with this transformative transaction, which obtained over 99% shareholder approval, the Company and Amazon entered into an Investment Agreement in May 2016, pursuant to which the Company issued to Amazon warrants (approved by the Company’s shareholders in September 2016) to acquire shares representing up to 20% (and up to an additional 10% in the event of increased future business) of the Company’s outstanding common stock as of May 4, 2016. This shareholder approval resulted in a change in control under the existing terms of certain of the Company’s plans and agreements and had the following effects on certain components of our NEOs’ compensation:

In early 2014, based on shareholder feedback from our outreach, we changed our LTI award grant practices from “single-trigger” to “double-trigger”. Due to the multiyear vesting schedule of our RSUs, legacy single-trigger 2013 awards were still outstanding at the time of the Amazon transaction. Thus, RSUs granted in 2013 to our NEOs vested in connection with the change in control and were settled in January 2017 in accordance with their terms. Note that these 2013 RSUs were three-quarters vested as of immediately prior to the change in control because each NEO had continued his employment through each of 2014, 2015 and 2016 in accordance with the time-based vesting requirements of the 2013 RSUs.

42  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

For our NEOs other than Mr. Flynn, in accordance with the “double-trigger” terms of their remaining RSUs, such RSUs will continue to vest over the remainder of the applicable four-year vesting period or will fully vest upon the earlier occurrence of a qualifying termination of employment (as described starting on page 54 under the heading “Potential Payments Upon Termination or Change of Control”).

Under our 2016 Annual Incentive Plan, performance goals were each deemed satisfied at no less than target level in accordance with the terms of plan. This had a very modest impact on the 2016 AIP payouts as the customer service & individual performance goals were satisfied well in excess of target level, while the EPS goal was tracking at a near target level. See “Annual Incentive Program” on page 36 for additional detail.

Our performance LTIs provide for deemed attainment of performance at 200% in the event of change in control in order to provide retention incentives to key employees while appropriately adjusting for the changed performance environment. Accordingly, in connection with the Amazon transaction, performance goals applicable to our performance LTIs were deemed satisfied at 200%. For our NEOs other than Mr. Flynn, in accordance with the “double-trigger” terms of their PSUs and cash-based long-term incentive awards, such awards would vest and be settled upon the regularly scheduled vesting date at the end of the applicable three-year performance period or upon the earlier occurrence of a qualifying termination of employment (as described starting on page 54 under the heading “Potential Payments Upon Termination or Change of Control”).

For reference, performance metrics under our PSUs and long-term performance cash were tracking as follows immediately prior to the change in control:

2014-2016 LTIs: 138%	2015-2017 LTIs: 139%	2016-2018 LTIs: N/A. Too early to determine.

In connection with the change in control and the fact that he satisfied certain tenure requirements related to retirement eligibility (which were structured to comply with timing requirements under Code Section 409A) under certain of the award agreements, Mr. Flynn’s performance LTIs vested and were settled immediately at the 200% level applied to our other NEOs, and his 2014, 2015 and 2016 RSUs were vested and settled immediately. Although it is difficult to project what future annual and long-term incentive payments would be due to various performance-based components, the amounts paid to Mr. Flynn in connection with the Amazon transaction and his retirement eligibility were not incremental and were designed to give him the same payments he would have received in the ordinary course.

In accordance with the terms of our 401(k) Restoration and Voluntary Deferral Plan, NEO account balances were paid out in connection with the change in control. All of our NEO’s account balances were already vested at the time of the change in control.

As described starting on page 54 under the heading “Potential Payments Upon Termination or Change of Control,” our NEOs would be entitled to receive certain separation payments and benefits in the event of a qualifying termination of employment prior to September 20, 2017 (the first anniversary of the change in control) in accordance with the terms of their employment agreements or the Company’s Benefits Program for Senior Executives, as applicable.

Other Elements of Compensation

Other Benefits and Limited Perquisites

We provide our executives with common benefits, which include health insurance (including certain limited retiree health benefits), severance benefits commensurate with position, 401(k) plan participation, and a retirement restoration program. The Compensation Committee believes that perquisites should be limited and not broad-based. Such perquisites are limited principally to financial counseling and limited travel-related benefits, including tax reimbursement payments related thereto. Details concerning these perquisites can be found in the footnotes to the “Summary Compensation Table for Fiscal 2016” below.

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  43

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

Retirement Plans

In addition to the Company’s 401(k) plan, the Company maintains the 401(k) Restoration and Voluntary Deferral Plan (the “Retirement Restoration Plan”) for employees holding the title of Executive Vice President or higher. This plan is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the retirement restoration plan, a participant is eligible to make elective deferrals and to receive employer credits equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits vest upon the third anniversary of the executive’s first three years of eligibility for the plan, and all employer credits after such anniversary are fully vested. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change of control of the Company.

Under our Benefits Program for Senior Executives, employees holding the rank of Executive Vice President or above would become retirement eligible upon attaining age 60 and 10 years of service. Of our NEOs, only Mr. Flynn is currently retirement eligible, and no other NEO is retirement-eligible for several years. Please see pages 54-56 for further detail regarding provisions relating to Mr. Flynn’s retirement eligibility.

Additional Compensation Policies

Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for our NEOs and other members of management and promote increases in shareholder value, the Board monitors compliance with Stock Ownership Guidelines (the “Guidelines”) covering all Directors, NEOs, and other executives. Such guidelines include both stock ownership and recommended stock holding periods as described below. The Guidelines require executives to achieve certain levels of share ownership over a five-year period based on the lesser of a percentage of annual base salary or a fixed number of shares.

Current target share ownership levels for the Directors and the NEOs under the Guidelines are generally based on the lesser of: (1) 4x annual base cash retainer, or 7,500 shares, for independent Directors, (2) 5x base salary, or 100,000 shares, for the CEO, (3) 3.5x base salary, or 40,000 shares, for the Chief Executive Officer of Titan or the President of Atlas Air, and (4) 3x base salary, or 30,000 shares, for executive vice presidents.

All of our Directors and NEOs are in full compliance with the requisite Common Stock ownership levels set forth in the Guidelines.

If an individual covered by the Guidelines has not attained the requisite level of share ownership upon a vesting event or exercise of a stock option or otherwise receives stock as compensation from the Company, it is recommended that he or she retain the lesser of (i) a number of shares equal to 50% of the net value of shares acquired or vested (after deducting the exercise price and withholding taxes) or (ii) a number of shares necessary to reach the applicable stock ownership guidelines amount for such covered person.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest-paid executive officers (other than the Chief Financial Officer). There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). The Company may implement compensation arrangements that qualify as tax-deductible performance-based compensation under the Long-Term Incentive Plan; provided, however, that such intended implementation should not be viewed as a guarantee that the Company will be able to deduct all such compensation and certain events could cause

44  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group	Base Salary	Performance-Based Incentives	2016 Transformative Events	Other Elements	Additional Policies

awards intended to qualify as “qualified performance-based compensation” to lose such qualification and the Compensation Committee has made, and reserves the right in its discretion to make, payments or grant awards that do not qualify for tax deductibility under Section 162(m).

Equity Grant Practices

The Compensation Committee generally grants equity awards to NEOs in the first quarter of each year. The Compensation Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material nonpublic information. We have never backdated, re-priced, or spring-loaded any of our equity awards.

Clawback Policy

In 2014, we adopted a compensation clawback policy to enhance the alignment of our compensation program features with best practices and consistent with feedback received from our shareholders. Our clawback policy permits us to seek to recover certain amounts of annual cash incentive compensation awarded to any executive officers on or after February 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a substantial restatement of our financial statements due to material noncompliance and the executive officer’s intentional misconduct after February 2014 that contributed to higher amount of cash incentive compensation received.

Compensation Committee Report

Letter to the Shareholders from the Board of Directors

In managing the Company, our entire Board of Directors seeks to achieve long-term, sustainable performance and create value through the right strategies, prudent risk management, effective corporate governance practices and executive compensation programs, and well-functioning talent and succession planning. Please see “Letter to the Shareholders from the Board of Directors” appearing at the beginning of this Proxy Statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol B. Hallett, Chair James S. Gilmore III Bobby J. Griffin Frederick McCorkle

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2016 SUMMARY COMPENSATION TABLE

Compensation Tables and Explanatory Notes

2016 Summary Compensation Table

As described in the Compensation Discussion and Analysis “Overview” section of this Proxy Statement, based on our extensive shareholder outreach over the last several years, we have made numerous changes to our compensation programs, while maintaining and enhancing our pay for performance philosophy and ensuring that these programs do not promote excessive risk taking. Please read the Compensation Discussion and Analysis “Overview” appearing on pages 25-30 of this Proxy Statement, along with the remainder of the Compensation Discussion and Analysis section on pages 31-45 and the material presented below.

The following table provides information concerning compensation for our NEOs during fiscal year 2016:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j) (*)
William J. Flynn	2016	1,035,040	—	2,717,144	—	9,112,626	622,977	13,487,787
President and Chief	2015	1,035,040	—	2,940,674	—	2,028,600	203,570	6,207,884
Executive Officer	2014	1,035,040	—	2,667,230	—	2,070,000	139,667	5,911,937
John W. Dietrich	2016	665,026	—	1,543,654	—	4,873,328	188,753	7,270,762
Chief Operating Officer	2015	665,026	—	1,670,631	—	1,173,060	155,044	3,663,761
	2014	665,026	—	1,374,905	—	1,130,500	113,602	3,284,033
Michael T. Steen	2016	600,023	—	1,543,654	—	4,786,044	179,606	7,109,328
Chief Commercial Officer	2015	600,023	—	1,670,631	—	1,058,400	119,361	3,448,415
	2014	580,022	—	1,374,905	—	986,000	98,521	3,039,448
Adam R. Kokas	2016	537,021	—	1,268,939	—	4,363,036	158,273	6,327,269
General Counsel and Chief	2015	537,021	—	1,515,846	—	894,642	113,411	3,060,920
Human Resources Officer	2014	537,021	—	1,374,905	—	912,900	92,387	2,917,213
Spencer Schwartz	2016	525,020	—	1,268,939	—	4,347,817	157,113	6,298,889
Chief Financial Officer	2015	525,020	—	1,515,846	—	874,650	118,061	3,033,577
	2014	525,020	—	1,374,905	—	892,500	88,379	2,880,804

46  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

PRO-FORMA SUMMARY COMPENSATION TABLE EXCLUDING AMAZON IMPACT

Pro Forma Summary Compensation Table (excluding Amazon Impact)

(*) The following table sets forth (a) our NEOs’ fiscal year 2015 compensation as set forth in the Summary Compensation Table and (b) a projection of our NEOs’ fiscal year 2016 compensation that would have been reported in the Summary Compensation Table had the Amazon transaction not occurred:

Name and Principal Position	Year	Salary (c)($)	Stock Awards (e)($)	Non-Equity Incentive Plan Compensation (g)($)(^)	All Other Compensation (i)($)(^)	Total (j)($)
William J. Flynn	2016	1,035,040	2,717,144	4,202,117	331,884	8,286,185
President and Chief	2015	1,035,040	2,940,674	2,028,600	203,570	6,207,884
Executive Officer
John W. Dietrich	2016	665,026	1,543,654	2,139,749	188,754	4,537,184
Chief Operating Officer	2015	665,026	1,670,631	1,173,060	155,044	3,663,761
Michael T. Steen	2016	600,023	1,543,654	2,055,242	179,606	4,378,525
Chief Commercial Officer	2015	600,023	1,670,631	1,058,400	119,361	3,448,415
Adam R. Kokas	2016	537,021	1,268,939	1,934,548	158,273	3,898,782
General Counsel and Chief	2015	537,021	1,515,846	894,642	113,411	3,060,920
Human Resources Officer
Spencer Schwartz	2016	525,020	1,268,939	1,919,814	157,113	3,870,886
Chief Financial Officer	2015	525,020	1,515,846	874,650	118,061	3,033,577
^	Includes adjustments to reflect lower payout levels that would have been attained absent the Amazon transaction (using projected estimates), and elimination of compensation events triggered by the Amazon transaction under the terms of our plans and agreements in effect prior to the change in control. Please see above under the heading “Amazon Transaction” for further discussion of these adjustments.

Summary Compensation Table Notes

Column (c) — Salary

Mr. Flynn did not receive a salary increase in 2016. Mr. Flynn’s last salary increase was in April 2012.

Aside from a $20,000 salary increase in 2015 in connection with Mr. Steen’s promotion, we have not raised base compensation levels for our NEOs in the past three years, and five years for our CEO.

Column (e) — Stock Awards

The amounts included reflect the grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and with performance awards valued based on the probable outcome of performance conditions. For more information about the assumptions used in valuing these awards, see Note 15 in our Annual Report on Form 10-K. Stock awards for 2016 reflect the aggregate grant date fair value of (i) time-based restricted stock units vesting over four years and (ii) performance share units for the three-year performance period ending December 31, 2018 (see pages 35 and 41 for a discussion of the methodology followed by the Compensation Committee to determine the number of performance share units awarded) assuming target level performance. Performance share units are settled in shares of Common Stock at 0% to 200% of target based upon AAWW’s EBITDA growth and ROIC performance relative to internal targets over such three-year performance period. The performance goals were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction due to the change of control. Assuming that the performance share units are paid at the maximum level, the aggregate dollar values of restricted stock unit and performance share unit awards for 2016 (based on the closing price of our Common Stock on the date of grant) would be $3,622,870 for Mr. Flynn, $2,058,218 for Mr. Dietrich and Mr. Steen and $1,691,919 for Mr. Schwartz and Mr. Kokas. In addition, as further discussed in the section entitled “Amazon Transaction” on

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PRO-FORMA SUMMARY COMPENSATION TABLE EXCLUDING AMAZON IMPACT

page 42, Mr. Flynn’s 2016 performance share units vested in connection with the Amazon transaction change of control and his retirement eligibility. This amendment did not result in any incremental fair value in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For assumptions used to determine the fair value of stock awards, see Note 15 to the Company’s 2016 Consolidated Financial Statements.

Column (g) — Non-Equity Incentive Plan Compensation

Reflects cash payments made under the AIP and the 2016 Acquisition Incentive Program, a subplan of our 2007 Incentive Plan as well as the value of the NEOs’ cash-based long-term incentive awards, for which the applicable performance goals were deemed satisfied at maximum performance in accordance with their terms in connection with the Amazon transaction. In the case of our NEOs other than Mr. Flynn, in accordance with the “double trigger” terms of these long-term incentive awards, they would vest and be settled upon the earlier to occur of regularly-scheduled settlement dates or a qualifying termination of employment, as described in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Column (i) — All Other Compensation

“All Other Compensation” includes Company matching contributions under our 401(k) plan. For 2016, these amounts totaled $12,000 for Mr. Flynn and Mr. Dietrich and $9,000 for each of the other NEOs.

We provide a limited number of perquisites and other personal benefits to our senior executives. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program and philosophy and with comparable programs maintained by the companies with which we compete for executive talent. The costs of these benefits constitute only a small percentage of each NEO’s total compensation. For 2016, these personal benefits included financial counseling fees and limited travel-related expenses. Reimbursement of taxes owed for these benefits for 2016 totaled $31,801 for Mr. Flynn, $23,408 for Mr. Dietrich, $21,154 for Mr. Steen, $19,929 for Mr. Schwartz, and $19,244 for Mr. Kokas. These amounts are included in the “All Other Compensation” column.

As described above in section entitled “Other Elements of Compensation — Retirement Plans”, our NEOs are entitled to receive an employer contribution under the Retirement Restoration Plan. The portion of account balances attributable to employer contributions made under the Retirement Restoration Plan to each of our NEOs during 2016 totaled $527,799 for Mr. Flynn, $121,668 for Mr. Dietrich, $112,683 for Mr. Steen, $99,744 for Mr. Schwartz, and $101,343 for Mr. Kokas. These amounts are included in the “All Other Compensation” column. See “Nonqualified Deferred Compensation” below for additional information about the Retirement Restoration Plan.

The “All Other Compensation” column also includes de minimis amounts for group term life insurance and long-term disability insurance.

48  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

2016 GRANTS OF PLAN-BASED AWARDS

2016 Grants of Plan-Based Awards

The grants set forth in the following table were made pursuant to (i) our 2007 Incentive Plan and related award agreements and (ii) our AIP, each of which is described in more detail in the section headed “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards(6) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
William J. Flynn
AIP(1)		776,250	1,035,000	2,070,000	—	—	—	—	—	—	—
Southern(2)		1,850,000
LTIP–LTC(3)	2/11/16	—	970,313	1,940,626	—	—	—	—	—	—	—
LTIP–PSUs(4)	2/11/16	—	—	—	—	25,535	51,070	—	—	—	905,726
LTIP–RSUs(5)	2/11/16	—	—	—	—	—	—	51,069	—	—	1,811,417
John W. Dietrich
AIP(1)		448,875	598,500	1,197,000	—	—	—	—	—	—	—
Southern(2)		775,000
LTIP–LTC(3)	2/11/16	—	551,250	1,102,500	—	—	—	—	—	—	—
LTIP–PSUs(4)	2/11/16	—	—	—	—	14,507	29,014	—	—	—	514,563
LTIP–RSUs(5)	2/11/16	—	—	—	—	—	—	29,013	—	—	1,029,091
Michael T. Steen
AIP(1)		405,000	540,000	1,080,000	—	—	—	—	—	—	—
Southern(2)		775,000
LTIP–LTC(3)	2/11/16	—	551,250	1,102,500	—	—	—	—	—	—	—
LTIP–PSUs(4)	2/11/16	—	—	—	—	14,507	29,014	—	—	—	514,563
LTIP–RSUs(5)	2/11/16	—	—	—	—	—	—	29,013	—	—	1,029,091
Adam R. Kokas
AIP(1)		342,338	456,450	912,900	—	—	—	—	—	—	—
Southern(2)		775,000
LTIP—LTC(3)	2/11/16	—	453,150	906,300	—	—	—	—	—	—	—
LTIP—PSUs(4)	2/11/16	—	—	—	—	11,925	23,850	—	—	—	422,980
LTIP—RSUs(5)	2/11/16	—		—	—	—	—	23,850	—	—	845,960
Spencer Schwartz
AIP(1)		334,688	446,250	892,500	—	—	—	—	—	—	—
Southern(2)		775,000
LTIP—LTC(3)	2/11/16	—	453,150	906,300	—	—	—	—	—	—	—
LTIP—PSUs(4)	2/11/16	—	—	—	—	11,925	23,850	—	—	—	422,980
LTIP—RSUs(5)	2/11/16	—	—	—	—	—	—	23,850	—	—	845,960

(1)	Represents the range of potential cash payouts under the AIP for 2016. The actual AIP payouts for 2016 are included in the Summary Compensation Table above.

(2)	Represents cash paid under the 2016 Acquisition Incentive Program, a subplan of our 2007 Incentive Plan.

(3)

Represents the grant (under the Long-Term Incentive Plan) of performance cash awards that vest only if certain preestablished performance criteria for the period beginning on January 1, 2016 and ending December 31, 2018 are achieved. The performance goals were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction due to the change of control. Pursuant to SEC rules, the value of these awards is reported in the 2016 Summary Compensation Table even through, in the case of our NEOs other than our CEO, the awards will not be paid until 2018, subject to the executive’s continued employment.

(4)

Represents the grant (under the Long-Term Incentive Plan) of performance-based long-term stock awards that vest only if certain preestablished performance criteria for the period beginning on January 1, 2016 and ending December 31, 2018 are achieved. In connection with the Amazon transaction, the performance conditions associated with the PSUs was deemed achieved at 200%, PSUs for Mr. Flynn became fully vested and were settled due to his retirement eligibility and PSUs for our other NEOs remain subject to service-based vesting conditions through the applicable performance period.

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2016 GRANTS OF PLAN-BASED AWARDS

(5)

Represents award of time-based restricted stock units that vest ratably over a four-year period. In connection with the Amazon transaction and his retirement eligibility, Mr Flynn’s RSUs became fully vested and were settled.

(6)

The fair value of the restricted stock units and performance share units shown in the table is based on the closing market price of our Common Stock as of the date of the particular award, computed in accordance with GAAP, excluding the effect of estimated forfeitures and with performance awards valued based on the probable outcome of performance conditions. See footnote (e) to the Summary Compensation table for the assumptions used in valuing these awards and for the grant date fair value of awards if maximum levels of performance were achieved.

50  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

2016 OUTSTANDING EQUITY AWARDS

2016 Outstanding Equity Awards

The table below shows outstanding equity awards for our NEOs as of December 31, 2016. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 31, 2016, which was $52.15 per share.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
William J. Flynn(1)	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
John W. Dietrich	—	—	—	—	—	14,291	(3)	745,276	28,582	(2)	1,490,551
	—	—	—	—	—	17,593	(5)	917,475	23,458	(4)	1,223,335
	—	—	—	—	—	29,013	(7)	1,513,028	29,014	(6)	1,513,080
Michael T. Steen	—	—	—	—	—	14,291	(3)	745,276	28,582	(2)	1,490,551
	—	—	—	—	—	17,593	(5)	917,475	23,458	(4)	1,223,335
	—	—	—	—	—	29,013	(7)	1,513,028	29,014	(6)	1,513,080
Adam R. Kokas	—	—	—	—	—	14,291	(3)	745,276	28,582	(2)	1,490,551
	—	—	—	—	—	15,963	(5)	832,470	21,284	(4)	1,109,961
	—	—	—	—	—	23,850	(7)	1,243,778	23,850	(6)	1,243,778
Spencer Schwartz	—	—	—	—	—	14,291	(3)	745,276	28,582	(2)	1,490,551
	—	—	—	—	—	15,963	(5)	832,470	21,284	(4)	1,109,961
	—	—	—	—	—	23,850	(7)	1,243,778	23,850	(6)	1,243,778
(1)	All of Mr. Flynn’s outstanding equity awards vested as of September 20, 2016 in connection with the Amazon transaction and his retirement eligibility.

(2)

Performance share units awarded on February 21, 2014 vest on attainment of certain preestablished performance criteria during the three-year performance period ended December 31, 2016. The performance goals were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction due to the change of control.

(3)

Restricted stock units awarded on February 21, 2014 vest 25% ratably on each of February 21, 2015, 2016, 2017, and 2018, and would fully vest upon certain terminations of employment, as described in more detail in the section entitled “Potential Payments Upon Termination or Change of Control — Payments Upon a Change of Control and Termination of Employment — Long-Term Incentive Awards”.

(4)

Performance share units awarded on February 24, 2015 vest on attainment of certain preestablished performance criteria during the three-year performance period ended December 31, 2017. The performance goals were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction due to the change of control.

(5)

Restricted stock units awarded on February 24, 2015 vest 25% ratably on each of February 24, 2016, 2017, 2018, and 2019, and would fully vest upon certain terminations of employment, as described in more detail in the section entitled “Potential Payments Upon Termination or Change of Control — Payments Upon a Change of Control and Termination of Employment — Long-Term Incentive Awards.”

(6)

Performance share units awarded on February 11, 2016 vest on attainment of certain preestablished performance criteria during the three-year performance period ended December 31, 2018. The performance goals were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction due to the change of control.

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2016 OPTION EXERCISES AND STOCK VESTED; NONQUALIFIED DEFERRED COMPENSATION

(7)

Restricted stock units awarded on February 11, 2016 vest 25% ratably on each of February 11, 2017, 2018, 2019, and 2020, and would fully vest upon certain terminations of employment, as described in more detail in the section entitled “Potential Payments Upon Termination or Change of Control — Payments Upon a Change of Control and Termination of Employment — Long-Term Incentive Awards.”

2016 Option Exercises and Stock Vested

The following table sets forth information relating to stock vesting during fiscal 2016 for each of our NEOs:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (b)(#)	Value Realized on Exercise (c)($)	Number of Shares Acquired on Vesting (d)(#)	Value Realized on Vesting (e)($)
William J. Flynn	—	—	320,205	12,210,829
John W. Dietrich	—	—	29,298	1,085,413
Michael T. Steen	—	—	29,298	1,085,413
Adam R. Kokas	—	—	22,845	845,172
Spencer Schwartz	—	—	22,845	845,172
(1)

Represents, in the case of Mr. Flynn, the vesting and settlement of all of his outstanding restricted stock units and performance share units in connection with the Amazon transaction and his retirement eligibility and, in the case of the other NEOs, only the vesting and settlement of legacy “single-trigger” RSUs granted in 2013.

(2)	The value is calculated based on the closing market price of our Common Stock as of the vesting date of the applicable award.

Nonqualified Deferred Compensation

As described above in the section entitled “Other Elements of Compensation — Retirement Plans”, our NEOs are entitled to receive an annual employer contribution under the Retirement Restoration Plan.

The table below sets forth the amount of employer contributions made under the Retirement Restoration Plan to each of our NEOs during 2016. Each Executive Officer is 100% vested in his aggregate account balance. In accordance with the terms of the Retirement Restoration Plan, vested account balances were paid out in connection with the occurrence of a change of control due to the Amazon transaction, described further under the heading “Amazon Transaction” above on page 42.

Name (a)	Executive Contributions in Last Fiscal Year (b)($)	Registrant Contributions in Last Fiscal Year (c)($) (1)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year End (f)($)(2)
William J. Flynn	—	527,799	17,072	(1,210,623)	14,496
John W. Dietrich	—	121,668	9,358	(494,553)	9,315
Michael T. Steen	—	112,683	7,618	(415,434)	8,404
Adam R. Kokas	—	101,343	6,433	(356,582)	7,521
Spencer Schwartz	—	99,744	5,423	(313,893)	7,354
(1)	The amounts reported in this column for each NEO are reflected in the “All Other Compensation” column of the Summary Compensation Table.

(2)

Represents employer contributions that were credited to the NEOs account following the date of, and that were not paid out in connection with, the change of control in connection with the Amazon transaction.

52  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

EMPLOYMENT AGREEMENTS

Employment Agreements

William J. Flynn.    Pursuant to Mr. Flynn’s employment agreement, he receives a base annual salary at a rate that is reviewed at least annually and may be adjusted from time to time by our Compensation Committee. If Mr. Flynn is terminated by the Company for cause, or if he resigns other than for good reason, he would be entitled to receive salary earned up to date of termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), he would be entitled to (i) an amount equal to two times his then-current annual base salary (one-third of which would be payable on the first day of the seventh month following termination of employment (the “Payment Commencement Date”), with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Payment Commencement Date and continuing for one year thereafter); (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; (iv) health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits would be payable in the event of Mr. Flynn’s permanent disability (as defined) or his death. If, within 12 months immediately following a change of control (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), Mr. Flynn’s employment is terminated not for cause or if he resigns for good reason, Mr. Flynn would be entitled to the same compensation and benefits as described above, except that the amount of the payment to which he would be entitled would be increased from two to three times his then-current annual base salary (one-fourth of which would be payable on the Payment Commencement Date, with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Payment Commencement Date and continuing for 18 months thereafter). Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Flynn for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Flynn would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

Under the terms of his employment agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas. Mr. Flynn’s employment agreement was entered into on April 21, 2006 and became effective on June 22, 2006. It was initially amended at year-end 2008 and further amended in 2011.

John W. Dietrich.    Pursuant to Mr. Dietrich’s employment agreement, he receives an annual base salary at a rate that is reviewed and adjusted from time to time by our Compensation Committee. Under the agreement, if Mr. Dietrich is terminated by the Company for cause, or if he resigns for other than good reason, he would be entitled to receive salary earned up to the date of termination or resignation. If Mr. Dietrich’s employment is terminated without cause, or if Mr. Dietrich resigns for good reason (as defined in his agreement), he would be entitled to an amount equal to two times his then current annual base salary, payable in a single lump sum on the Payment Commencement Date, which amount increases to three times his then current annual base salary if his employment is terminated or he resigns for good reason within 12 months immediately following a change of control. Mr. Dietrich would also be entitled to (i) any accrued but unused vacation pay; (ii) all vested rights and benefits pursuant to our Company plans and programs; (iii) relocation benefits back to the Chicago, IL area; (iv) health and welfare benefits coverage for 12 months (provided such coverage will cease if Mr. Dietrich receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits would be payable in the event of Mr. Dietrich’s permanent disability (as defined) or his death. Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Dietrich for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Dietrich would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Mr. Dietrich’s employment agreement also provides that he will not, for a period of one year following the termination of his employment with us, solicit or interfere with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors. Additionally, for a period of one year following termination of his employment, Mr. Dietrich may not accept employment in a non-attorney capacity with, or give non-legal advice to, certain of our major competitors. Mr. Dietrich’s employment agreement was amended and restated effective September 15, 2006 and was further amended at year-end 2008 and in 2011.

Aside from Messrs. Flynn and Dietrich, our other NEOs do not have employment agreements.

Potential Payments Upon Termination or Change of Control

Our AIP for Senior Executives, Incentive Plans and related award agreements, employment agreements with Mr. Flynn and Mr. Dietrich and Benefits Program for Senior Executives (the “Benefits Program”) provide for payments and benefits to our executive officers upon certain terminations of employment, a change of control of the Company, or retirement.

For purposes of these plans and arrangements, a change of control of the Company means a “change of control” as defined in Section 409A of the Code and in the regulations promulgated thereunder, which generally includes (i) the acquisition by any person or group of more than 50% of the total fair market value or total voting power of the Common Stock, (ii) the acquisition by any person or group, during any twelve-month period of ownership, of stock possessing 30% or more of the total voting power of the Company, (iii) the replacement of a majority of the membership of the Company’s Board of Directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company’s then Board of Directors, or (iv) the acquisition by a person or group during any twelve-month period of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company.

As described in the section entitled “Amazon Transaction”, the Company and Amazon entered into an Investment Agreement on May 4, 2016, pursuant to which the Company issued to Amazon warrants (approved by over 99% of the Company’s shareholders on September 20, 2016) to acquire shares representing up to 20% (and an additional 10% in the event of increased future business) of the Company’s outstanding common stock on May 4, 2016 upon the exercise of the warrants. This shareholder approval resulted in a change of control under the Company’s plans and arrangements described above.

Based on our extensive shareholder outreach and related feedback, beginning in 2014, equity and other long-term incentive awards under our Incentive Plan generally are subject to “double-trigger” agreements that require a change of control to be accompanied by a qualifying termination of employment in order for any such award to vest on an accelerated basis. However, as discussed in the section entitled “Amazon Transaction”, legacy single-trigger RSUs granted in 2013 remained outstanding in 2016 due to their multi-year vesting schedules and immediately vested in connection with the Amazon transaction in accordance with their terms, and Mr. Flynn’s remaining outstanding long-term incentive awards vested due to the change of control and his satisfying certain tenure requirements related to retirement eligibility.

Payments Upon Termination of Employment or Retirement (Without a Change of Control)

Severance Entitlements

Mr. Steen, Mr. Schwartz and Mr. Kokas participate in the Benefits Program, which provides for the following severance payments and benefits in the event the executive is terminated by the Company without cause or due to disability, or the executive resigns for “good reason” (as defined below), in the absence of a change of control of the Company: (i) 24 months’ continued base salary; (ii) twelve months’ continued health and welfare benefits; and (iii) an annual bonus payment for the year of termination, based on the lesser of actual and target performance.

For purposes of the Benefits Program, “good reason” means (i) a reduction in the executive officer’s annual base salary, except where such reduction is part of a general salary reduction by the Company, or the executive officer

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

ceasing to be eligible to earn an annual bonus under the Company’s annual bonus plan, (ii) the executive officer ceasing to hold the title of Executive Vice President, other than through promotion or through reassignment to another job title of comparable responsibility, or (iii) a reduction in job responsibilities which diminishes the executive officer’s opportunity to earn a bonus under the Company’s annual bonus plan.

Mr. Flynn’s and Mr. Dietrich’s severance benefits under their individual employment agreements in the event of certain terminations in the absence of a change of control of the Company are described above under the section entitled “Employment Agreements”.

Annual Incentive Program

A participant in our AIP for Senior Executives would be entitled to receive an annual bonus payment under the plan, based on the lesser of actual and target level performance, in the event of a termination by the Company without cause or a resignation for “good reason” (as defined below), or in the event of the participant’s retirement, in each case in the absence of a change of control of the Company. In the event of a participant’s death or termination by reason of disability in the absence of a change of control, the Company may in its sole discretion pay all or a portion of the participant’s annual incentive award based on participant’s performance and duration of employment during the plan year.

For purposes of the AIP, “good reason” means (i) a material reduction in the participant’s duties and responsibilities or (ii) a reduction of the participant’s aggregate salary, benefits and other compensation, except where such reduction is part of a general salary reduction by the Company.

Long-Term Incentive Awards

In the event of a termination of employment by the Company without cause or due to death or disability in the absence of a change of control of the Company, a pro-rata portion of our executive officers’ outstanding PSUs and cash-based long-term incentive awards would vest, based on the portion of the performance period elapsed prior to such termination, with all applicable performance goals determined at the end of the performance period based on actual performance. Mr. Flynn’s outstanding PSUs would vest without proration but based on actual performance determined at the end of the performance period in the event of his retirement. Our executive officers’ outstanding RSUs would immediately vest in the event of a termination by the Company due to death or disability (or, with respect to Mr. Flynn, retirement) in the absence of a change of control of the Company.

Payments Upon a Change of Control (Without Termination of Employment)

Annual Incentive Program

In the event of a change of control of the Company, a participant in our AIP for Senior Executives would remain eligible to receive an annual bonus payment following the completion of the plan year in which the change of control occurs, based on the greater of target level performance and actual performance determined at the end of the performance period.

Long-Term Incentive Awards

In the event of a change of control of the Company, legacy single-trigger RSUs granted to our executive officers in 2013 would immediately vest and all outstanding PSUs and cash-based long-term incentive awards would be deemed satisfied at maximum performance levels. All outstanding long-term incentive awards would immediately vest in connection with the change of control if the awards are not assumed or substituted by the acquiror in the transaction. If, however, the awards are assumed or substituted by the acquiror in the transaction (as was the case in the Amazon transaction), then the awards would remain outstanding subject to the executive officer’s continued employment, and would immediately vest in the event of certain terminations of employment following the change of control, as described in the section entitled “Payments Upon a Change of Control and Termination of Employment — Long-Term Incentive Awards” on page 56.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Nonqualified Deferred Compensation

As described above in section entitled “Other Elements of Compensation—Retirement Plans”, our NEOs are entitled to receive an annual employer contribution under the Retirement Restoration Plan. Each of our executive officers is fully vested in his account balance under the Retirement Restoration Plan. All account balances under the plan would become immediately payable in the event of a change of control.

Payments Upon a Change of Control and Termination of Employment

Severance Entitlements

Mr. Steen, Mr. Schwartz and Mr. Kokas participate in the Benefits Program, which provides for the following severance payments and benefits in the event the executive is terminated by the Company without cause or resigns for “good reason” (as defined above), within the twelve-month period following a change of control of the Company: (i) a cash payment equal to three times his then-current annual base salary, payable in a lump sum, (ii) twelve months’ continued health and welfare benefits coverage and (iii) an annual bonus payment for the year of termination, based on the lesser of actual and target performance.

If Mr. Steen, Mr. Schwartz or Mr. Kokas is terminated by the Company without cause or due to disability, or resigns for “good reason”, within the six-month period prior to a change of control of the Company, then he would be entitled to receive a cash payment equal to one-times his then-current annual base salary (in addition to any payments or benefits he was otherwise entitled to receive in connection with such termination, as described in the section entitled “Payments Upon Termination of Employment or Retirement (Without a Change of Control) —Severance Entitlements”), payable in a lump sum six months following the change of control.

None of Mr. Steen, Mr. Schwartz or Mr. Kokas is entitled to any tax gross-up payments in the event the executive officer is subject to the “golden parachute” excise tax under Section 4999 of the Code. Receipt of the separation payments and benefits described above is conditioned upon the applicable executive officer executing a release of claims in favor of the Company and complying with a restrictive covenant agreement.

Mr. Flynn’s and Mr. Dietrich’s severance benefits under their individual employment agreements in the event of certain terminations following a change of control are described under the section entitled “Employment Agreements” above.

Long-Term Incentive Awards

In the event of a termination by the Company without cause or due to death or disability, or the executive officer’s resignation for “good reason” (as defined below) (or, for Mr. Flynn, his retirement eligibility), in each case following a change of control of the Company, all outstanding long-term incentive awards that were not substituted or assumed by the acquiror in connection with the transaction would immediately vest, with any applicable performance goals deemed satisfied at maximum performance levels.

For purposes of the long-term incentive awards, “good reason” means (i) a material reduction in the executive officer’s duties and responsibilities, (ii) a reduction in the executive officer’s aggregate salary, benefits and other compensation (including any incentive opportunity), other than as part of a general reduction applicable to all similarly situated employees, or (iii) a relocation to a position that is located greater than 40 miles from the executive officer’s most recent principal location of employment with the Company.

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POST-TERMINATION AND CHANGE OF CONTROL TABLE

POST-TERMINATION AND CHANGE OF CONTROL TABLE

The table below sets forth the estimated dollar value of the payments and other benefits our NEOs would receive in the event of his termination of employment or a change of control that are in addition to amounts previously earned and accrued by the executive, in each case assuming that such termination is without cause and such termination or change of control occurred on December 31, 2016.

These estimates were valued based on the closing price of our Common Stock as quoted on the NASDAQ Global Market on December 31, 2016, which was $52.15 per share. The actual amounts to be paid can only be determined at the time of such events.

These estimates assume that all payments under our AIP for Senior Executives are made at target level and the NEO (a) executes a release of claims, (b) does not violate the executive’s noncompetition or nonsolicitation agreements or any other restrictive covenants with us following termination, (c) does not receive medical and life insurance coverage from another employer within twelve months of the termination of his employment, (d) does not have any unused vacation time and (e) does not incur legal fees or relocation expenses requiring reimbursement from us.

These estimates exclude the following items:

•	Payments under our AIP for Senior Executives that each NEO became entitled to as of December 31, 2016.

•	The value of the NEOs’ accrued balances under the Company’s 401(k) Restoration and Voluntary Deferral Plan, which are disclosed in the Nonqualified Deferred Compensation Table above.

•	The value of PSUs and cash-based long-term incentive awards granted to our NEOs in 2014 that vested upon the completion of the applicable performance period on December 31, 2016.

Name	Payments on Termination of Employment Due to Death(1)	Payments on Termination of Employment Due to Disability(2)	Payments on Termination of Employment Without Cause(3)	Payments in Connection with a Change of Control Without Qualifying Termination of Employment(4)	Payments in Connection with a Change of Control With a Qualifying Termination of Employment(5)
William J. Flynn	$2,105,496	$2,105,496	$2,105,496	$14,496	$3,140,496
John W. Dietrich	5,797,302	5,797,302	2,621,523	9,315	11,683,060
Michael T. Steen	3,911,652	5,616,391	2,440,612	8,404	11,437,149
Adam R. Kokas	3,911,819	4,985,819	2,164,295	7,521	10,211,984
Spencer Schwartz	4,416,391	4,961,652	2,140,128	7,354	10,175,817
(1)

Represents (a) two times Mr. Flynn’s and Mr. Dietrich’s annual base salary, (b) the estimated cost of 12 months of continued health care, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO’s long-term incentive awards, prorated based on the portion of the performance period elapsed prior to December 31, 2016 and assuming target level performance, in the case of the NEO’s PSUs and cash-based long-term incentive awards. However, as described above, a change of control of the Company occurred on September 20, 2016 in connection with the Amazon transaction for purposes of certain of the Company’s plans and arrangements. As a result, instead of the benefits described in clause (d) above, all of the NEO’s long-term incentive awards would have vested, without proration and with any applicable performance criteria deemed satisfied at maximum levels, in the event of the NEO’s death on December 31, 2016.

(2)

Represents (a) two times the NEO’s annual base salary, (b) the estimated cost of 12 months of continued health care, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO’s long-term incentive awards outstanding, prorated based on the portion of the performance period elapsed prior to December 31, 2016 and assuming target level performance, in the case of the NEO’s PSUs and cash-based long-term incentive awards. However, as described above, a change of control of the Company occurred on September 20, 2016 in connection with the Amazon transaction for purposes of certain of the Company’s plans and arrangements. As a result, instead of the benefits

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POST-TERMINATION AND CHANGE OF CONTROL TABLE

described in clause (d) above, all of the NEO’s long-term incentive awards would have vested, without proration and with any applicable performance criteria deemed satisfied at maximum levels, in the event of a termination of employment by the Company due to disability on December 31, 2016.

(3)

Represents (a) two times the NEO’s annual base salary, (b) the estimated cost of 12 months of continued health care, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO’s PSUs and cash-based long-term incentive awards, prorated based on the portion of the performance period elapsed prior to December 31, 2016 and assuming target level performance. However, as described above, a change of control of the Company occurred on September 20, 2016 in connection with the Amazon transaction for purposes of certain of the Company’s plans and arrangements. As a result, instead of the benefits described above, the NEO would have received the payments and benefits set forth in the “Payments in Connection with a Change of Control With a Qualifying Termination of Employment” column in the event of a termination of employment by the Company without cause on December 31, 2016.

(4)

As a result of the Amazon transaction, the NEOs’ legacy single-trigger RSUs granted in 2013 immediately vested and the NEOs’ accrued balances under the Company’s 401(k) Restoration and Voluntary Deferral Plan were paid. As discussed in the section entitled “Amazon Transaction” on page 43, Mr. Flynn’s legacy single-trigger RSUs granted in 2013 immediately vested in connection with the Amazon transaction in accordance with their terms, and the remainder of his outstanding long-term incentive awards vested in connection with the change in control and his retirement eligibility.

(5)

Represents (a) three times the NEO’s annual base salary, (b) the estimated cost of twelve months of continued health care, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO’s long-term incentive awards, with any applicable performance criteria deemed satisfied at maximum levels. The amounts in this column do not reflect any reductions for federal excise tax levied on certain excess termination payments under Section 4999 of the Code.

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PROPOSAL NO. 2

PROPOSAL NO. 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee has selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2017 and has directed that management submit the selection of that firm to the shareholders for ratification at the Annual Meeting. PwC has served as the Company’s independent registered public accounting firm since 2007. Representatives from PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Services provided to us by PwC for each of the last two fiscal years are described below (dollars in thousands):

	2016	2015
Audit Fees	$2,093	$1,810
Audit-Related Fees	3	6
Tax Fees	1,670	1,378
Other Fees	46	115
Total	$3,812	$3,309

•

Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements, for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, for services provided in connection with statutory and regulatory filings and for consents and comfort letters in connection with registration statements.

•	Audit-Related Fees consist of a subscription for accounting research software.

•	Tax Fees consist of tax services, including tax compliance, tax advice, and tax planning.

•	Other Fees consist of advisory services, including out-of-pocket expenses, related to the Southern acquisition in 2016 and maintenance activities in 2015.

The Audit Committee preapproves audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with the Committee’s preapproval policy. These services may include audit services, audit-related services, tax services, and other services. Necessary approvals required between Audit Committee meetings must be preapproved by the Audit Committee Chairman, or such other Audit Committee member who has been delegated this authority by the Audit Committee Chairman. For any such approvals between meetings, a description is provided to the Audit Committee for discussion at its next regularly scheduled meeting. The Audit Committee has concluded that the provision of the non-audit services described above are compatible with maintaining the independence of PwC. The Audit Committee has met with management and PwC to review and approve the overall plan and scope of the audit for the current year.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

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PROPOSAL NO. 3

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our NEO compensation as disclosed in this Proxy Statement, and particularly in the Compensation Discussion and Analysis. The Board and the Compensation Committee assess and structure our executive compensation practices to align with our pay-for-performance philosophy and with a focus on industries where we operate and the marketplace where we compete for executive talent. We seek to compensate each NEO consistently with the principle of pay-for-performance while providing an overall compensation structure that serves to attract and retain the best talent and without encouraging excessive risk taking.

Our principal compensation policies, which enable us and are designed to attract and retain strong and experienced senior executives and drive long-term company performance, include:

•	Designing competitive total compensation to enhance our ability to attract and retain knowledgeable and experienced senior executives and to reward them for a very high level of performance;

•	Establishing meaningful objective performance metrics under our AIP each year at challenging levels;

•	Granting performance-based, long-term equity awards that will be earned only on the achievement of key long-term strategic goals;

•	Providing that time-based, long-term equity awards, granted chiefly for retention purposes, are subject to a four-year vesting schedule;

•	Setting compensation and incentive levels that reflect competitive market practices, reflect the global nature of our business and reward senior executives for significant achievements;

•

Requiring material stock holdings to align the interests of senior executives with those of our shareholders and prohibiting these persons from hedging, maintaining margin accounts and otherwise engaging in speculative trading activities;

•	Prohibiting tax gross ups for any change of control payments; and

•	Prohibiting the grant of excessive perquisites such as the personal use of airplanes, Company-provided auto, and/or auto allowances or club dues.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2018 annual meeting, absent any change in response to the Say-on-Frequency vote set forth in Proposal No. 4 of this Proxy Statement.

We are asking our shareholders to support our NEO compensation program as described in this Proxy Statement. This is an advisory vote and is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices described in this Proxy Statement. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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PROPOSAL NO. 4

PROPOSAL NO. 4 – ADVISORY VOTE REGARDING THE FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are also seeking shareholder input on whether the Say-on-Pay vote should occur every one, two or three years. Shareholders have the option to vote for any one of the three options or to abstain on the matter.

After careful consideration of this proposal, the Board has determined that an advisory vote regarding the compensation of our NEOs that occurs annually is the most appropriate option for the Company, and the Board therefore recommends that you vote for a frequency of “One Year” for future advisory shareholder votes regarding the compensation of our NEOs.

We believe that an annual advisory vote on our executive compensation program will enhance shareholder communication by encouraging our shareholders to provide us with their input on our executive compensation policies, practices and plans and will provide us with a means to obtain regular feedback on shareholder sentiment regarding our executive compensation decisions. An annual vote on our executive compensation program by the shareholders is also consistent with our current practice.

You may indicate your preferred voting frequency by voting for the option of three years, two years, or one year, or you may abstain from voting. We will consider shareholders to have expressed an advisory preference for the frequency that receives the highest number of favorable votes. Due to the advisory nature of this preference, the Board may decide, either now or in the future, that it is in the best interests of our shareholders and the Company to hold an advisory vote on the compensation of our NEOs more or less frequently than the option preferred by our shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EVERY ONE (1) YEAR REGARDING THE FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOS.

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PROPOSAL NO. 5

PROPOSAL NO. 5 – APPROVAL OF AN AMENDMENT TO OUR 2016 INCENTIVE PLAN

Overview

At the 2016 Annual Meeting, shareholders approved the adoption of the Atlas Air Worldwide Holdings, Inc. 2016 Incentive Plan (the “2016 Plan”), including the material terms of performance goals for performance awards to be granted under the 2016 Plan. The 2016 Plan replaced our 2007 Incentive Plan, as amended (the 2007 Plan”), on May 23, 2016, and no new awards have been granted under the 2007 Plan since that time. Awards outstanding under the 2007 Plan continue to be governed by the terms of that plan and agreements under which they were granted.

We are asking shareholders to approve an amendment to Section 4(a) of the 2016 Plan to increase the shares available for awards from 722,415 to 847,415. No other amendments or revisions to the 2016 Plan are being submitted to shareholders for their consideration at this time. A copy of the 2016 Plan as it is proposed to be amended is attached as Exhibit B to this Proxy Statement.

Of the amount currently available for issuance under the 2016 Plan, as of March 31, 2017, 225,456 remain available for issuance of future awards (assuming maximum payout of all outstanding equity awards). As discussed in further detail below, we do not believe that these remaining shares are sufficient to continue implementing our long-term incentive program over the next two years. Due to PSU awards vesting at the 200% level as a result of the Amazon transaction in 2016, a significant portion of the available reserved shares, which would have been carried over from our 2007 Plan, remained in the 2007 Plan, leaving only 97,415 shares available for transfer to the 2016 Plan. This resulted in an aggregate of 722,415 shares being registered and available for future issuance under the 2016 Plan (625,000 newly-issued shares plus 97,415 shares transferred from the 2007 Plan). Annual grants assuming maximum performance would require approximately 450,000 shares under current grant practices.

We tie our target annual stock grants to a dollar amount rather than a fixed number of shares in accordance with shareholder-favored grant practices. This results in the unintentional consequence of raising the burn rate number used by ISS in their equity plan scorecard but is favored under their grant practices scoring.

Additionally, since 2013 we repurchased approximately 2.6 million shares, another shareholder-friendly practice. This also results in an unintentional increase in the burn rate calculation.

If this amendment is not approved by shareholders, the proposed additional 125,000 shares will not become available for issuance under the 2016 Plan, but the 2016 Plan will otherwise remain in effect.

Plan Features That Protect Shareholder Interests

The Board believes that the amendment to our 2016 Plan will promote the interests of our shareholders and is consistent with principles of good corporate governance. The 2016 Plan contains several features that are intended to protect the interests of our shareholders, including:

•

Minimum Vesting. Our Compensation Committee recently approved an amendment to the 2016 Plan that limits the number of awards (other than cash-based awards) that may be granted with a less than one-year vesting term. (As described on page 41, all our outstanding NEO awards are subject to multi-year vesting provisions).

•

Independent Plan Administration. The Compensation Committee, comprised solely of nonemployee, independent directors who meet NASDAQ standards for independence and who meet the definition of “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, administers the 2016 Plan.

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PROPOSAL NO. 5

•

Limits on Awards. The 2016 Plan limits the number of stock options, stock appreciation rights (“SARs”) and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any calendar year. The 2016 Plan also contains separate limits on the value of awards that may be granted to non-employee directors in any calendar year.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2016 Plan will not be recycled back into the share pool under the 2016 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the 2016 Plan will not be increased by any shares that are repurchased by the Company on the open market using proceeds directly attributable to stock option exercises.

•	No Repricing. Stock options and stock appreciation rights may not be repriced or otherwise terminated, surrendered, cancelled or exchanged for consideration without shareholder approval.

•

No Discounted Stock Options or SARs. Stock options and SARs may not be granted with an exercise price or base price that is less than the fair market value of the underlying stock on the date of grant.

•

No Single-Trigger Vesting on a Change in Control. The 2016 Plan does not provide for acceleration of equity or cash awards in connection with a change in control unless there is no assumption or substitution of awards in connection with such change in control. All outstanding NEO awards are “double-trigger” with the exception of those held by Mr. Flynn which provide for vesting in connection with a change in control due to his retirement eligibility.

•	Clawback Policy. Awards under the 2016 Plan are subject to the terms of applicable Company clawback policies. Please see page 45 for additional information regarding our clawback policies.

Why You Should Vote for the Amendment of our 2016 Plan

We believe that the amendment to our 2016 Plan is important to our continued growth and success and is essential to our ability to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals with an opportunity to acquire a direct proprietary interest in the operations and future success of the Company will motivate these individuals to serve the Company and our shareholders by expending the maximum effort to improve our business and results of operations. We believe that equity award grants under the 2016 Plan are a valuable incentive to participants and benefit shareholders by aligning more closely the interests of Plan participants with those of our shareholders.

A combination of factors, including among other things, increased reliance upon restricted stock units and performance units for equity compensation, have driven increased share usage under the 2016 Plan, thereby reducing the shares remaining available for future issuance under the 2016 Plan. We are therefore asking shareholders to consider the following factors and to vote for the approval of the proposed amendment to our 2016 Plan:

Equity incentive awards are an important part of our overall compensation philosophy.    The 2016 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards have historically been and remain a critically important component of our compensation program. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for employees to work to grow the business, build shareholder value over the long term and strongly align the interests of our employees with our other shareholders. Moreover, equity awards to our senior executives reflect the Compensation Committee’s “pay for performance” philosophy since payout amounts are “at risk” and contingent on Company performance as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Share exhaustion under the 2016 Plan would harm the competiveness of our compensation offerings.    We believe that the remaining shares reserved for issuance under the 2016 Plan (225,456 shares) are insufficient to meet our future compensation requirements if we continue to make grants consistent with historic grant levels and with the Compensation Committee’s practices as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. We believe we must continue to offer a competitive equity compensation program to attract and motivate our workforce. If the 2016 Plan were to run out of shares

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PROPOSAL NO. 5

available for grant, we would not be able to grant additional equity awards. We also believe that our inability to award equity compensation will result in difficulty in attracting, retaining, and motivating our employees, whose efforts are a necessary element to implement our strategic plan and to ensure our future success. The 350,456 shares that would be available for future issuance under the 2016 Plan should be sufficient to cover most of next year’s grant based on historical grant rates. Any shortfall may be accommodated through other compensatory measures. Therefore, we are asking our shareholders to approve an amendment to our 2016 Plan for such purpose.

Existing Equity Plan Information

At present, the 2016 Plan, which was previously approved by our shareholders, is the only long-term incentive plan of the Company under which equity awards may be granted.

The table below includes aggregated information regarding awards outstanding under the 2016 Plan and the Company’s 2007 Plan, under which we cannot make additional grants but under which certain awards remain outstanding, the number of shares available for future awards under our 2016 Plan as of March 31, 2017, and the proposed number of new shares available for delivery under the 2016 Plan as it is proposed to be amended.

	Number of shares (as of March 31, 2017)	As a percentage of stock outstanding 25,258,361 shares (as of March 31, 2017)
Shares subject to outstanding stock options and SARs under the 2007 Plan(1)	4,500	0.02%
Shares subject to awards, other than stock options and SARs, outstanding under the 2007 and 2016 Plan (so called “full-value awards”)(2)	1,378,684	5.46%
Total shares subject to existing outstanding equity awards:	1,383,184	5.48%
Proposed new shares available for future awards under the 2016 Plan	0	0.00%
Total shares subject to existing outstanding equity awards and reserved for issuance under the 2016 Plan:	1,383,184	5.48%
Shares available for future awards under the 2016 Plan(3)	225,456	0.89%
TOTAL:	1,608,640	6.37%
(1)	As of March 31, 2017, the 4,500 outstanding stock options had a weighted average exercise price of $58.89 and a weighted average life of approximately one month.

(2)

For purposes of determining shares available under the 2016 Plan, each share subject to an award will count as one share. Other share-counting provisions of the 2016 Plan are described below under “Authorized Shares.” Because the 2016 Plan does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Also includes restricted stock units and performance share units and assumes the target performance requirements for outstanding PSUs are achieved.

(3)	Includes 97,415 shares rolled over from the 2007 Plan.

Plan Summary

A summary of the 2016 Plan as amended and restated is set forth below. This summary is qualified in its entirety by the full text of the 2016 Plan, which is attached as Exhibit B to this Proxy Statement.

Administration.    The 2016 Plan is administered by our Compensation Committee, which has the authority to, among other things, interpret the 2016 Plan; determine eligibility for, grant and determine the terms and conditions of awards; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to administer the Plan. The Compensation Committee has the authority to delegate certain of its duties, powers and responsibilities to one or more of its members, to certain officers, and to certain other persons in accordance with the terms of the 2016 Plan. As used herein, the term “Administrator” refers to our Compensation Committee or its authorized delegates, as applicable.

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PROPOSAL NO. 5

Term.    No awards may be granted after April 12, 2026, but previously granted awards may continue beyond that date in accordance with their terms.

Eligibility.    Key employees, directors, consultants and advisors of the Company and its affiliates who are in a position to make a significant contribution to the success of the Company or its affiliates and are selected by the Administrator are eligible to receive awards under the 2016 Plan. Eligibility is generally limited to individuals who may permissibly use a Form S-8 registration statement. Eligibility for stock options intended to be “incentive stock options” within the meaning of Section 422 of the Code is limited to employees of the Company or its parents and subsidiaries, in accordance with Section 422 of the Code. As of March 31, 2017, we estimate that approximately 90 employees are eligible to receive ongoing grants under the 2016 Plan, with an additional 325 employees who would, at the discretion of the Administrator, be eligible for one-time “high performer” grants.

Authorized Shares.    Subject to adjustment as described below, the maximum number of shares of Common Stock that may be delivered in satisfaction of awards under the 2016 Plan is 847,415 shares (the “Share Pool”), plus shares that return to the Share Pool as a result of an award granted under the 2007 Plan or the 2016 Plan terminating, expiring or otherwise being satisfied without the delivery of shares or, in the case of restricted stock awards, being forfeited. The following rules apply in respect of the Share Pool:

•

As described above, our Compensation Committee recently approved an amendment to the 2016 Plan that permits no more than five percent of the Share Pool to be issued as awards that have a vesting date that is less than one year from the date of grant. Cash-based awards and awards that vest on account of death, disability or change in control do not count toward the foregoing limit.

•

Any shares of Common Stock underlying the portion of any award granted under the 2016 Plan that is settled in cash or that otherwise expires, terminates or is forfeited, in each case, without the issuance of the underlying shares, will not reduce the Share Pool.

•

All shares covering any portion of a SAR that is settled in stock and any shares withheld from a stock option or other award in satisfaction of the exercise price or tax withholding obligations will be treated as having delivered under the 2016 Plan and will not be added back to the Share Pool.

•	The Share Pool will not be increased by any shares that are repurchased by the Company from the open market using proceeds directly attributable to stock option exercises.

•	Shares issued under awards of an acquired company that are converted, replaced or adjusted for in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under the 2016 Plan may be authorized but unissued shares of our Common Stock or previously issued shares of our Common Stock acquired by the Company and held in its treasury. The closing price of our Common Stock as reported on NASDAQ on April 17, 2017 was $54.95 per share.

Annual Individual Limitations (other than Non-Employee Directors).

•

The maximum number of shares for which stock options may be granted and the maximum number of shares for which stock appreciation rights may be granted to any person during any calendar year under the 2016 Plan is, in each case, 200,000 shares.

•	The maximum number of shares subject to other awards that are denominated in our Common Stock that may be granted to any person during any calendar year is 500,000 shares.

•

The maximum dollar amount payable to any person in respect of cash awards in any calendar year is $7,000,000. The foregoing limitations do not apply to non-employee members of the Board, whose awards are subject to the limits described below.

Annual Non-Employee Director Limits.    In the case of a non-employee director, the maximum grant-date fair market value (determined in accordance with applicable financial accounting rules) of stock-based awards granted under the 2016 Plan in any calendar year is $400,000 (or $500,000, in the case of a non-employee chairman of the board of directors or lead director). Non-employee directors are not eligible to receive cash awards under the 2016 Plan. The foregoing limitations do not apply to any award granted pursuant to a director’s election to receive shares in lieu of cash retainers or other fees.

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PROPOSAL NO. 5

Types of Awards.    The 2016 Plan provides for grants of stock options, SARs, restricted and unrestricted stock, restricted and unrestricted stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our Common Stock. Dividend equivalents may also be provided in connection with awards under the 2016 Plan. Awards may be settled in shares of our Common Stock, in cash or in a combination of cash and shares.

•

Restricted and Unrestricted Stock Units. A stock unit is an unfunded and unsecured promise, denominated in shares of Common Stock, to deliver Common Stock or cash measured by the value of our Common Stock in the future. The delivery of Common Stock or cash in respect of a stock unit may be subject to satisfaction of performance or other vesting conditions.

•	Performance Awards. A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

•	Cash Awards. A cash award is an award denominated in cash and may include performance awards.

•

Stock Options. The 2016 Plan provides for the grant of incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”). The exercise price of a stock option granted under the 2016 Plan shall not be less than 100% of the fair market value of a share of our Common Stock (or, in the case of an ISO granted to a ten percent shareholder, 110%) on the date of grant. Fair market value shall be determined in accordance with the requirements of Section 422 and Section 409A of the Code. Subject to the foregoing, the Administrator will determine the exercise price of each stock option granted under the 2016 Plan on the basis of the closing price of the stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. The exercise price of stock options may be paid in cash, by check or by such other means as may be acceptable to the Administrator.

•

Stock Appreciation Rights (SARs). A SAR entitles the holder upon exercise to receive an amount (payable in cash or Common Stock) equal to the excess of the fair market value of the shares of Common Stock subject to the SAR over the base value from which appreciation is measured. Such base value may not be less than the fair market value of a share of our Common Stock on the date of grant.

•

Restricted and Unrestricted Stock. A restricted stock award is an award of Common Stock subject to restrictions requiring it to be redelivered or offered for sale to the Company if specified conditions are not satisfied, while an unrestricted stock award is an award of Common Stock that is not subject to restrictions.

Vesting; Other Terms and Conditions.    The Administrator determines the terms and conditions of all awards, including the vesting schedule, if any, applicable to each award. Subject to the terms of the 2016 Plan, the Administrator has the authority to waive or modify the terms and conditions applicable to any award and to accelerate the vesting or exercisability of any award.

Termination of Employment or Service.    The Administrator determines the effect of termination of employment or other service on awards. The 2016 Plan provides default rules governing how awards are treated in the event that a participant’s employment or other service terminates. Upon termination of a participant’s employment or other service, all awards requiring exercise will cease to be exercisable and will terminate, and all other awards, to the extent not vested, will be forfeited unless the administrator provides otherwise. Notwithstanding the above, unless the administrator provides otherwise, if a participant dies or terminates employment or service by reason of disability, stock options and SARs exercisable immediately prior to such death or disability may be exercised by the participant or the participant’s executor, administrator or transferee, as applicable, during a period of one year following such death or termination by reason of disability (or for the remainder of their original term, if less). In the case of termination of the participant’s employment or service for reasons other than death or disability, stock options and SARs will remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less); provided that if in the Administrator’s judgment the reason for the participant’s termination casts such discredit on the participant so as to justify immediate termination of the award, then such award, whether or not vested, will immediately terminate.

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Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime ISOs and, except as the Administrator otherwise expressly provides, other awards requiring exercise may be exercised only by the recipient.

Performance Criteria.    The 2016 Plan provides that performance awards may be made subject to achieving “performance criteria” over a specified performance period. In the case of any performance award intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, the Administrator will use one or more objectively determinable measures of performance relating to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Administrator may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criteria.

Repricing.    Stock options or SARs granted under the 2016 Plan may not be repriced, nor may any consideration be paid upon the termination, cancellation, voluntary surrender or exchange of any stock options or SARs, in each case, without shareholder approval in accordance with any applicable stock exchange listing standards.

Clawback.    Awards granted under the 2016 Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided in the award, as may be required by law, or as provided in any applicable Company clawback or recoupment policy.

Corporate Transactions.    In the event of the consummation of a consolidation, merger or similar transaction or series of related transactions, a sale of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company (each, a “Covered Transaction”), the 2016 Plan permits the Administrator to, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the Awards may otherwise determine, awards not assumed will terminate upon the consummation of such Covered Transaction.

Adjustments.    In the event of a stock dividend, stock split or combination or shares (or reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject

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PROPOSAL NO. 5

to awards, to the exercise prices of awards and to other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the 2016 Plan and to preserve the value of awards.

Amendment.    The Administrator may amend the 2016 Plan or any outstanding award at any time, provided that except as otherwise expressly provided in the 2016 Plan the Administrator may not, without the participant’s consent, alter the terms of an award so as to affect materially and adversely the participant’s rights under the award, unless the administrator expressly reserved the right to do so at the time of the award. No such amendment will, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required by law (including the Code and applicable stock exchange requirements).

Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of awards under the 2016 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2016 Plan, nor does it cover state, local or non-U.S. taxes, except as specifically noted.

RSUs and PSUs.    The grant of an RSU or PSU does not itself generally result in taxable income. Instead, the participant realizes taxable ordinary income upon settlement, in an amount generally equal to the fair market value of any cash or shares received in settlement (a corresponding deduction is generally available to the Company at this time), and the participant will be subject to withholding for federal income and other taxes, each as applicable.

If the shares delivered in settlement of an RSU or PSU are restricted for tax purposes, the participant will instead be subject to the rules described below for restricted stock.

Incentive Stock Options.    In general, a participant does not realize taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant.

With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a corresponding deduction to the Company) equal to the difference between the fair market value of the shares at the time of exercise and the exercise price. Any additional gain recognized in the disposition is treated as a capital gain to the participant (for which the Company would not be entitled to a deduction).

If, instead, the participant does not dispose of ISO shares until after the expiration of the above-described one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss to the participant and the Company would not be entitled to a corresponding deduction.

Nonstatutory Options.    In general, in the case of an NSO, a participant does not realize taxable income at the time of grant. Upon with the participant’s exercise of the NSO, the participant would generally realize taxable income in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company would not be entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death or permanent and total disability) is treated as an NSO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs.    The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

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PROPOSAL NO. 5

Restricted Stock.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not realize taxable income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant would realize ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction would generally be available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time of grant or purchase. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of grant or acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions. Any subsequent gain would be capital gain income to the participant (for which the Company would not be entitled to a corresponding deduction).

Dividends that are received by a participant before the shares are taxed to the participant under the rules described in the preceding paragraph are taxed as additional ordinary income, not as dividend income. The tax basis in the ordinary shares received by a participant will equal the amount recognized by the participation as ordinary income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Unrestricted Stock.    A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Section 162(m).    Stock options, SARs and certain performance awards under the 2016 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, the Administrator will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change of Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal excise tax and may be non-deductible to the Company. The Company does not provide for reimbursement or “gross-ups” of any such excise tax incurred by a participant.

Section 409A.    Awards under the 2016 Plan are intended either to be exempt from the rules of Section 409A or to satisfy those rules and shall be construed accordingly. The Company does not provide for reimbursement or “gross-ups” to any participant with respect to any adverse tax consequences arising to a participant under Section 409A.

Plan Benefits

The future benefits or amounts that would be received under the 2016 Plan by executive officers, nonexecutive directors and nonexecutive officer employees are discretionary and are therefore not determinable at this time. Details concerning award grants made in respect of the fiscal year ended December 31, 2016 appear in the tables below.

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PROPOSAL NO. 5

The following table sets forth information regarding time-based restricted stock units, performance-based stock units and performance-based cash awards granted under the Plan in the first quarter of 2017.

Name\Group	Number of Restricted Stock Units Grants (1)	Dollar Value of Restricted Stock Units (1)	Number of Performance Stock Units Granted (2)	Dollar Value of Performance Stock Units at Target (2)	Dollar Value of Performance Cash Award at Target (3)
William J. Flynn	36,578	$1,982,528	18,289	$991,264	$970,313
John W. Dietrich	20,781	1,126,330	10,390	563,138	551,250
Spencer Schwartz	17,083	925,899	8,541	462,922	453,150
Michael T. Steen	20,781	1,126,330	10,390	563,138	551,250
Adam R. Kokas	17,083	925,899	8,541	462,922	453,150
Executive Officers as Group (6 persons)	114,500	4,205,901	57,248	3,102,841	3,037,307
Nonexecutive Directors(4) (9 persons)	1,024	54,989	—	—	—
Other employees (756 persons)	110,704	6,000,157	8,144	441,409	432,000
(1)

Represents award of time-based restricted stock units that vest ratably over a four-year period beginning in 2018. Each unit is converted automatically into one share of our Common Stock upon vesting. The fair value of the restricted stock units is based on the closing market price of our Common Stock of as of the date of the award.

(2)

Represents target award of performance-based stock units that vest only if certain pre-established performance criteria for the period beginning on January 1, 2017 and ending December 31, 2019 are achieved. To the extent these awards are earned, they will be paid our in 2020. The maximum payout is 200% of the target amount. The fair value of the performance stock units shown in the table is based on the closing market price of our Common Stock as of the date of the award.

(3)

Represents target award of performance-based cash award that vest only if certain pre-established performance criteria for the period beginning on January 1, 2017 and ending December 31, 2019 are achieved. To the extent these awards are earned, they will be paid out in early 2020. The maximum payout is 200% the target amount.

(4)	Represents award of time-based restricted stock units that are expected to vest on the day prior to the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT THE 2016 INCENTIVE PLAN AS SET FORTH HEREIN.

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STOCK OWNERSHIP

STOCK OWNERSHIP

The following table sets forth, as of March 31, 2017, information regarding beneficial ownership of our Common Stock by:

•

Each shareholder who is known to us to be the beneficial owner of 5% or greater of our Common Stock, based on currently available Schedules 13G and 13D filed with the SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

•	Each Director;

•	Each of our NEOs; and

•	All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by that shareholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 31, 2017, through the exercise of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. The number of shares of our Common Stock issued and outstanding as of March 31, 2017 was 25,255,177. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Shareholders:
BlackRock, Inc.(a)	2,796,240	11.1%
55 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP(b)	2,109,241	8.4%
Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group(c)	2,081,320	8.2%
100 Vanguard Boulevard
Malvern, PA 19355
FMR LLC(d)	1,710,300	6.8%
245 Summer Street
Boston, MA 02210
Amazon.com, Inc.(e)	1,586,206	6.3%
410 Terry Avenue North
Seattle, WA 98109

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STOCK OWNERSHIP

Name and Address of Beneficial Owner	Number of shares Beneficially Owned(a)	Percentage of Outstanding Shares Beneficially Owned
Directors:
Robert F. Agnew	29,712	*
Timothy J. Bernlohr	33,481	*
Charles F. Bolden, Jr.(f)	1,024	*
James S. Gilmore III	30,601	*
Bobby J. Griffin	2,479	*
Carol B. Hallett	32,201	*
Frederick McCorkle	41,712	*
Duncan J. McNabb	13,969	*
John K. Wulff	27,479	*

Director and NEO:
William J. Flynn	246,958	1.0%

Other NEO:
John W. Dietrich	30,176	*
Michael T. Steen	62,678	*
Adam R. Kokas	46,014	*
Spencer Schwartz	28,282	*

All Directors, Nominees and executive officers as a group (15 persons, including the persons listed above)	627,630	2.5%
*	Represents less than 1% of the outstanding shares of Common Stock.

(a)

This information is based on a Schedule 13G/A filed with the SEC on January 29, 2017. As set forth in this filing, BlackRock, Inc. has sole voting power over 2,752,104 shares and sole dispositive power with regard to 2,796,240 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(b)

This information is based on Schedule 13G/A filed with the SEC on February 9, 2017. As set forth in this filing, Dimensional Fund Advisors LP has sole voting power over 2,032,050 shares and sole dispositive power with regard to 2,109,241 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(c)

This information is based on Schedule 13G/A filed with the SEC on February 9, 2017. As set forth in this filing, The Vanguard Group has sole voting power over 28,676 shares, sole dispositive power with regard to 2,052,458 shares and shared dispositive power over 28,862 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(d)

This information is based on a Schedule 13G/A filed jointly by FMR LLC, Abigail P. Johnson and Fidelity Low-Priced Stock Fund with the SEC on February 14, 2017. In the filing, Abigail P. Johnson reported that she had sole dispositive power over 1,710,300 shares. Fidelity Low-Price Stock Fund, a mutual fund managed by Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR LLC, reported that it has sole voting power with respect to 1,398,300 shares. FMR LLC reported that it had sole voting power over 253,000 shares and sole dispositive power over 1,710,300 shares. Abigail P. Johnson and members of her family, collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC and may therefore be deemed to form a controlling group with respect to FMR LLC. The filing states that it reflects the securities beneficially owned, or that may deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates and other companies. We have not made any independent determinations as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

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STOCK OWNERSHIP

(e)

This information is based on Schedule 13G/A filed with the SEC on January 27, 2017. Amazon.com, Inc. has sole voting power and sole dispositive power over 1,586,206 shares. These share amounts are calculated with reference to applicable notification and clearance thresholds in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and are reported with reference to the market price of the Company’s common stock (as calculated pursuant to the HSR Act) and the applicable HSR thresholds as of December 31, 2016. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we make by reason of inclusion of such shareholder or their shares in this table.

(f)	Restricted stock units expected to vest on May 23, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our executive officers, as well as our Directors and persons who own more than 10% of a registered class of AAWW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the reporting forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.

Certain Relationships and Related Person Transactions

Our Code of Conduct Applicable to our CEO, Senior Financial Officers and Members of the Board of Directors (the “Code of Ethics”), which is available on our website at www.atlasair.com under the Corporate Background section, provides that such officers and Directors should follow the guidelines outlined in our Employee Handbook and Code of Conduct and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Board, the Chairman of the Audit Committee of the Board of Directors, and the General Counsel so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasair.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, when appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related party transaction under SEC regulations. Our Nominating and Governance Committee separately determines Director Independence as summarized in “Director Independence” above.

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DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS TO BE PRESENTED

AT THE 2018 ANNUAL MEETING

Shareholder Proposals to Be Included in Our 2018 Proxy Statement

We currently expect to hold our 2018 annual meeting of shareholders on or about May 30, 2018. Under the rules of the SEC, if a shareholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2018 annual meeting, the proposal must be received by our Secretary no later than December December 21, 2017. All shareholder proposals must be made in writing and addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Proxy Access Notice Procedures

Notices of proxy access Director Nominees for the 2018 annual meeting of shareholders must include the information required by the By-Laws and be delivered to our Secretary at our principal executive offices at 2000 Westchester Avenue, Purchase, NY 10577 not earlier than November 19, 2017 and not later than December  19, 2017. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary.

Advance Notice Procedures

In addition, under our By-Laws, and as permitted by the rules of the SEC, no shareholder nominations of persons for election to the Board of Directors (other than a Director Nominee nominated for inclusion in our proxy materials pursuant to our proxy access By-Law) and no other business may be brought before the 2018 annual meeting of shareholders except as specified in the notice of the meeting or otherwise brought before such annual meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in our By-Laws) not earlier than January 24, 2018 and not later than February 23, 2018. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a shareholder must meet in order to have his or her proposal included in our Proxy Statement as discussed above.

ADDITIONAL INFORMATION

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. You should note that if you hold your shares through a brokerage firm, a bank or other nominee, the broker, bank or other nominee that holds the stock will not be able to vote your shares on any proposal other than ratifying the selection of PricewaterhouseCoopers LLP, unless you have provided specific voting instructions. See “Broker Non-Votes” and “Quorum, Vote Required” herein for additional information.

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ADDITIONAL INFORMATION

If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

Broker Non-Votes

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. As discussed above, if you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares may not be voted with respect to the following non-routine proposals:

•	Proposal No. 1 (election of the Company’s Directors);

•	Proposal No. 3 (the Say-on-Pay vote);

•	Proposal No. 4 (the Say-on-Frequency vote); and

•	Proposal No. 5 (approval of an amendment to our 2016 Incentive Plan)

We do not expect to have any broker non-votes with respect to Proposal No. 2, which is routine and which provides for the ratification of the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2016.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our Directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow Sodali a fee of approximately $14,000, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure reduces the volume of duplicate

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ADDITIONAL INFORMATION

information shareholders receive and also reduces printing and mailing costs. If you participate in “householding” and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any shareholder who so requests.

List of Shareholders

At the Annual Meeting and for 10 days prior to the meeting, the names of shareholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Additional Copies of Annual Report

A copy of our 2016 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. Each such copy of our 2016 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasair.com.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-Laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States.” There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-Laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas’s or Polar’s operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

The enclosed proxy card contains a certification that by signing the proxy card the shareholder certifies that such shareholder is a “Citizen of the United States” as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any shareholder who writes or calls us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000.

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ADDITIONAL INFORMATION

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

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OTHER MATTERS

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of Directors, the ratification of the selection of our independent registered public accounting firm, the approval of an amendment to our 2016 Incentive Plan and the advisory votes on Say-on-Pay and Say-on-Frequency, all as described above. If any other matter is properly brought before the Annual Meeting for action by the shareholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

WILLIAM J. FLYNN
President and Chief Executive Officer

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EXHIBIT A

Atlas Air Worldwide Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(Unaudited)

The Compensation Discussion and Analysis contains certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted Diluted EPS from continuing operations, net of taxes, Adjusted income from continuing operations, net of taxes, Adjusted EBITDA, ROIC and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Income from continuing operations, net of taxes, Diluted EPS from continuing operations, net of taxes, and net cash provided by operating activities, which are the most directly comparable measures of performance prepared in accordance with GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

We calculate ROIC as cumulative operating income after cash taxes paid (“NOPAT”) divided by average capital over the years presented (“Average Capital”).

	2016	2015	2014	2013	2012
NOPAT
Operating Income	$168,311	$123,505	$175,972	$186,790	$226,491
Income tax benefit (expense)	(46,791)	24,506	12,678	(23,833)	(75,561)
Deferred taxes	47,381	(25,898)	(12,714)	22,856	75,365
NOPAT	$168,901	$122,113	$175,936	$185,813	$226,295
Four-Year Cumulative NOPAT	$879,058

	2016	2015	2014	2013	2012	2011
Average Capital
Total equity	$1,517,338	$1,454,183	$1,417,795	$1,322,125	$1,288,104	$1,141,375
Short-term and Long-term Debt	1,851,411	1,901,307	1,917,940	1,649,738	1,264,220	741,734
Less:
Cash and cash equivalents, and Restricted cash	(138,250)	(438,931)	(312,882)	(328,307)	(409,763)	(187,111)
Purchase deposits for flight equipment	(154,226)	(39,678)	(20,054)	(69,320)	(147,946)	(407,184)
Short-term and Long-term investments and accrued interest	(32,264)	(42,702)	(138,280)	(141,171)	(150,617)	(143,832)
Total Capital	$3,044,009	$2,834,179	$2,864,519	$2,433,065	$1,843,998	$1,144,982
Average Capital	$2,832,950
Five-Year ROIC	31.0%

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  A-1

EXHIBIT A

We calculate Free Cash Flow as Net Cash Provided by Operating Activities minus Capital expenditures, excluding the purchase of flight equipment, and Capitalized interest.

	2016	2011	Compound Annual Growth Rate
Net Cash Provided by Operating Activities	$232,182	$142,958
Less:
Capital expenditures, excluding payments for flight equipment and modifications	(46,717)	(37,374)
Capitalized interest	(3,313)	(27,636)
Free Cash Flow	$182,152	$77,948	18.5%

Adjusted earnings before interest, taxes, depreciation and amortization is calculated as follows:

	2016	2011	Compound Annual Growth Rate
Income (loss) from continuing operations before income taxes	$89,416	$156,989
Charges associated with benefit plan change in control	23,527
Gain on disposal of aircraft	(11)	(364)
Special charge	10,140	5,441
Pre-operating expenses	—	17,130
Transaction-related expenses	22,071
Accrual for legal matters and U.S. class action professional fees	6,465	—
Gain on investments	—	—
Noncash expenses and income, net	8,111	(852)
Charges associated with refinancing debt	132	—
Unrealized loss on investments	2,888
Adjusted pretax income	162,739	178,344
Interest expense (income), net	70,616	(5,709)
Other non-operating expenses (income)	70	(180)
Adjusted operating income	233,425	172,455
Depreciation and amortization	148,876	39,345
Adjusted EBITDA	$382,301	$211,800	12.5%

A-2  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

EXHIBIT A

Adjusted income from continuing operations, net of taxes and Adjusted Diluted EPS from continuing operations, net of taxes are calculated as follows:

	2016	2015
Income from continuing operations, net of taxes	$42,625	$7,286
Impact from:
Charges associated with benefit plan change in control	23,527	—
Loss on disposal aircraft	(11)	1,538
Special charge	10,140	17,958
Transaction-related expenses	22,071	—
Accrual for legal matters and professional fees	6,465	104,380
Noncash expenses and income, net	8,111	4,480
Charges associated with refinancing debt	132	73,411
Gain on investments	—	(13,439)
Unrealized loss on financial instruments	2,888	—
Income tax effect of reconciling items	(1,651)	(66,300)
ETI tax benefit	—	(4,008)
Adjusted income from continuing operations, net of taxes	114,297	125,306
Weighted average diluted shares outstanding	25,120	25,018
Add: dilutive warrants	299	—
Adjusted weighted average diluted shares outstanding	25,419	25,018
Adjusted Diluted EPS from continuing operations, net of taxes	$4.50	$5.01

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  A-3

EXHIBIT B

Atlas Air Worldwide Holdings, Inc.

AMENDED AND RESTATED 2016 INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares.    Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 750,000 shares of Stock plus unused Prior Plan shares of Stock. For purposes of the preceding sentence, shares of Stock shall be treated as unused Prior Plan shares of Stock (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date, to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such underlying shares, or (ii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards under the Plan will be determined (i) without regard to shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, terminates, or is forfeited, in each case, without the issuance of Stock, (ii) by treating as having been delivered the full number of shares covered by any portion of a SAR that is settled in Stock (and not only the number of shares of Stock delivered in settlement) and (iii) by treating as having been delivered any shares of Stock withheld from a Stock Option or other Award to satisfy the tax withholding obligations with respect to such Stock Option or other Award or in payment of the exercise price of such Stock Option. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan shall not be increased by any shares of Stock that are repurchased on the open market by the Company using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares.    Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits.    The maximum number of shares of Stock for which Stock Options may be granted to any person (other than a non-employee member of the Board, whose Awards shall be subject to the limits set forth

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EXHIBIT B

in subsection (d) below) in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 200,000. The maximum number of shares subject to other Awards granted to any such person in any calendar year will be 500,000 shares. The maximum amount payable to any such person in any calendar year under Cash Awards will be $7,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

(d) Limitations on Awards to Non-Employee Directors.    Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a non-employee director, additional limits shall apply such that the maximum grant-date fair value of Stock-based Awards granted in any calendar year during any part of which the director is then eligible under the Plan shall be $400,000, except that such limit for a non-employee chairman of the Board or lead director shall be $500,000, in each case, computed in accordance with FASB ASC Topic 718 (or any successor provision. The foregoing additional limits related to non-employee directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

(e) Additional Limitations.    No more than five percent (5%) of the maximum number of shares of Stock authorized to be issued under the Plan may be issued as Awards (other than Cash Awards) that specify a vesting date that is less than one year from the date of grant. Accelerated vesting on account of death, disability, or a Change in Control shall not be taken into account in applying the immediately preceding sentence.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible; and provided further that non-employee directors shall not be eligible for Cash Awards under the Plan. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions.    The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan.    No Awards may be made after April 12, 2026, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

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EXHIBIT B

(4) Vesting, Etc.    The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or termination from Employment by reason of Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or termination of Employment by reason of Disability or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes.    The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc.    The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with the requirements of Section 409A. Any such dividend equivalents or similar entitlements will be paid only to the extent that the underlying Award has vested.

(7) Rights Limited.    Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m).    This Section 6(a)(8) applies to any Performance Award intended to qualify as exempt performance-based compensation under Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as exempt performance-based compensation under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  B-3

EXHIBIT B

granted after the first meeting of the stockholders of the Company held in 2021 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans.    Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify as exempt performance-based compensation under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of such exemption.

(10) Section 409A.    Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements. Notwithstanding anything to the contrary in the Plan or any Award, if at the time of the Participant’s termination of Employment, the Participant is a “specified employee,” within the meaning of Treasury Regulation 1.409A-1(i), as determined in the Administrator’s sole discretion, any and all amounts payable pursuant to any Award that constitute a deferral of compensation subject to Section 409A and would (but for this provision) be payable within six (6) months following the date of termination of Employment, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b), as determined by the Administrator in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A.

(11) Certain Requirements of Corporate Law.    Awards shall be granted and administered consistent with the requirements of applicable Delaware law (or the corporate law of the state that the Company shall be then incorporated in) relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise.    Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price.    The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant on the basis of the closing price of the Stock on such date, or such higher amount as the Administrator may determine in connection with the grant. Subject to Section 7, no Stock Option or SAR, once granted, may be repriced nor may any payment or other consideration be made upon the termination, cancellation, voluntary surrender or exchange of any such Stock Option or SAR, in each case, without prior stockholder approval in accordance with any applicable stock exchange listing standards. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

B-4  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

EXHIBIT B

(3) Payment Of Exercise Price.    Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term.    Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc.    Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution.    If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards.    If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing) and in which there is no assumption or substitution, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards.    If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction.    Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

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EXHIBIT B

(5) Additional Limitations.    Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments.    The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms.    References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

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EXHIBIT B

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. MISCELLANEOUS

(a) Waiver of Jury Trial.    By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability.    Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

(c) Forfeiture.    Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (a) to the extent provided in a Participant’s Award, (b) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 11(c) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law. The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 11(c).

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EXHIBIT B

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards, including Cash Awards that are Performance Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The board of directors of the Company.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Cause” shall mean: (i) the Participant’s refusal or failure (other than during periods of illness or Disability) to perform the Participant’s material duties and responsibilities to the Company or its subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

“Cash Award”: An Award denominated in cash.

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EXHIBIT B

“Change in Control”: A “change in control event” (as that term is defined in Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the consummation of following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(i) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of the Plan;

(ii) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of the Plan;

(iii) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(iv) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of the Plan).

“Change in Control Termination”: Unless expressly provided otherwise in an Award agreement, the termination of a Participant’s Employment following a Change in Control (i) by the Company and its subsidiaries not for Cause, (ii) by the Participant for Good Reason, or (iii) by reason of the Participant’s death or Disability.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Atlas Air Worldwide Holdings, Inc.

“Covered Transaction”: Any consummation of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Disability” shall mean such Participant’s having been continuously disabled from performing duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  B-9

EXHIBIT B

“Effective Date”: The date on which the stockholders of the Company approve the Plan.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. In construing the Plan or any Award relating to the payment of “nonqualified deferred compensation” (subject to 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein).

“Good Reason”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Good Reason,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Good Reason” shall mean: (i) a material reduction in the Participant’s duties and responsibilities from those of the Participant’s most recent position with the Company, (ii) a reduction of the Participant’s aggregate salary, benefits and other compensation (including any incentive opportunity) from that which the Participant was most recently entitled during Employment other than in connection with a reduction as part of a general reduction applicable to all similarly-situated employees of the Company, or (iii) a relocation of the Participant to a position that is located greater than 40 miles from the location of such Participant’s most recent principal location of employment with the Company; provided, however, that the Participant will be treated as having resigned for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. Such Award may be granted at a target level, subject to a future payout of a multiple of target, subject to specified Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization;

B-10  |  Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement

EXHIBIT B

borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Atlas Air Worldwide Holdings, Inc. Amended and Restated 2016 Incentive Plan as from time to time amended and in effect.

“Prior Plan”: The Atlas Air Worldwide Holdings, Inc. 2007 Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment or satisfaction of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Atlas Air Worldwide Holdings, Inc.    2017 Notice & Proxy Statement   |  B-11

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal Nos. 2, 3 and 5 and FOR every one (1) year with respect to Proposal No. 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert F. Agnew	☐	☐	☐	02 - Timothy J. Bernlohr	☐	☐	☐	03 - Charles F. Bolden, Jr.	☐	☐	☐
04 - William J. Flynn	☐	☐	☐	05 - James S. Gilmore III	☐	☐	☐	06 - Bobby J. Griffin	☐	☐	☐
07 - Carol B. Hallett	☐	☐	☐	08 - Frederick McCorkle	☐	☐	☐	09 - Duncan J. McNabb	☐	☐	☐
10 - John K. Wulff	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm.		☐	☐	☐	3. Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

	One (1) Year	Two (2) Years	Three (3) Years	Abstain		For	Against	Abstain
4. Advisory vote regarding the frequency of the advisory shareholder vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐	5. Approval of an amendment to our 2016 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan.	☐	☐	☐

Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a Corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue, Purchase, New York 10577

Proxy for the Annual Meeting of Shareholders — May 24, 2017

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Adam R. Kokas, Spencer Schwartz, and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., to be held at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577 on Wednesday, May 24, 2017 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, FOR the advisory vote to approve Named Executive Officer compensation, FOR every one (1) year regarding the frequency of the advisory shareholder vote to approve the compensation of the Company’s Named Executive Officers and FOR the approval of an amendment to our 2016 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting.

The Board of Directors recommends a vote FOR the election as directors of the persons named in Proposal No. 1, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm as set forth in Proposal No. 2, FOR the advisory vote to approve Named Executive Officer compensation as set forth in Proposal No. 3, FOR every one (1) year regarding the frequency of the advisory shareholder vote to approve the compensation of the Company’s Named Executive Officers as set forth in Proposal No. 4 and FOR the approval of an amendment to our 2016 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan as set forth in Proposal No. 5.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

Certification:

Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.‘s certificate of incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing on the reverse side, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the by-laws.